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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           HERSHEY FOODS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                      [LOGO OF HERSHEY FOODS CORPORATION]

                              Proxy Statement and
                       1999 Annual Report to Stockholders

 Letter to Stockholders

 Notice of 2000 Annual Meeting and Proxy Statement

 1999 Annual Report to Stockholders

  .  Management's Discussion and Analysis

  .  Consolidated Financial Statements

 Other Stockholder Information

                                                                  March 13, 2000

To Our Stockholders:

  There is no doubt that 1999 was a most difficult and disappointing year for Hershey Foods Corporation. While the year got off to a slow start due to excessive retail inventories, we fully expected a strong finish in the second half of the year. Instead, the implementation of the final phase of the Corporation's enterprise-wide information system created problems in the areas of customer service, warehousing and order fulfillment. These difficulties were exacerbated by our growth in recent years which had resulted in shipping capacity constraints. As a result, Hershey's sales and earnings fell well short of expectations for the year.

  Entering the new year, we continued to work diligently to resolve these issues, and great progress has been made thus far. Moreover, our logistics capabilities will be further enhanced when the new Eastern Distribution Center, located near Hershey, begins operations in mid-2000.

Financial Results

  Since we divested the pasta business in January 1999, we thought it would be useful to provide certain financial information excluding the results of the pasta business from both 1998 and 1999 as well as the 1998 results of our former Russian business which we exited in June 1998. On this basis, consolidated net sales for 1999 were $3,941,654,000, down 2.8 percent from $4,055,925,000 in 1998, and earnings before interest and taxes declined by 8.7 percent.

  There is some good news, however, despite the problems we experienced in 1999. In fact, the underlying capabilities of our business, including brand strength, innovation and category management, have helped sustain us with our customers and consumers throughout this difficult period. This year we are providing an online annual report (www.hersheys.com) to tell you this story in more detail.

Category Strength

  A bright spot throughout 1999 was the vibrancy of the U.S. confectionery market, with retail sales growing at a rate of approximately four percent, substantially above the average growth rate of the packaged food group in general. Despite our shipping problems and slower-than-anticipated factory sales in the second half of the year, the retail dollar sales of Hershey's brands increased at a rate greater than the category for 1999 as a whole, leading to market share gains for the Corporation.

  Also, it should be noted that Hershey Canada and Hershey Mexico achieved excellent results for 1999. Hershey Canada produced solid sales and earnings growth led by good performance of core chocolate brands and the introduction of REESESTICKS bars in the Canadian market. In addition, the Canadian dollar strengthened, yielding a favorable exchange rate which had a positive impact on Canadian results in U.S. dollar terms. Hershey Mexico had an excellent 1999, achieving outstanding sales and earnings growth. Leading performers in this market were HERSHEY'S chocolate drink box, HERSHEY'S KISSES chocolates, HERSHEY'S KISSES with almonds, HERSHEY'S milk chocolate bar, and JOLLY RANCHER candies.

  Hershey International enjoyed excellent sales growth as our Asian markets recovered during 1999, and we invested aggressively in new market development, especially in South America. We expect our international business to continue to grow at an accelerated rate. However, the investment required to develop new markets will lead to little, if any, income contribution from this division for the next several years.

  In addition, HERSHEY'S CHOCOLATE WORLD visitors center had an outstanding year, due in part to the success of its catalogue sales via the Internet. These sales grew almost ten-fold, albeit off a very small base. We are investigating uses of the Internet to create other sales opportunities through enhanced communication with customers (especially smaller retailers), as well as through more direct contact with consumers.

Hershey's Strong Brand Franchise

  The strong retail performance of our brands during 1999 stems from the strength of Hershey's brand franchise with the American consumer. Consistently high-quality products that deliver great taste and excellent consumer value are the foundation of this franchise, which now is more than a century old. Combining these elements with creative marketing, selling and merchandising activities, including executing new products and line extensions, forms a business model through which Hershey contributes to superior growth for the entire category. However, we need to restore our supply chain management process to its pre-1999 levels to fully restore this performance model.

Retail Consolidation

  An important concern for investors in recent years has been the performance of consumer goods companies such as Hershey Foods in the face of the retail trade's continuing consolidation. There is no doubt that on a short-term basis, retail consolidation, especially in the drug store and grocery store areas, causes some disruption of product flow to customers and, ultimately, to consumers. Warehouse and store closings occur, taking inventory out of the system and creating short-term volume challenges for manufacturers.

  In the longer term, however, we feel consolidation could actually benefit Hershey. The acquirers, generally speaking, have a better appreciation of the confectionery category's ability to deliver superior returns as a result of good margins and high turnover rates. However, it also is true that the large retailers will continue to pressure manufacturers for more efficiencies, reduced costs and increased promotional funding. As we see it, there are several keys to operating successfully in this environment:

 . Strong Brands

  First, we believe that strong brands, constantly nurtured through excellent quality and value, and by innovative merchandising and advertising programs, are the key. The consumer will demand familiar and highly regarded brands, and private label products will find it difficult to establish a beachhead if we are able to maintain a disciplined approach to pricing by keeping our costs low and our products affordable. Thanks to the strengths of our brands, Hershey is the leader by a considerable margin in the United States confectionery market, the largest and most profitable market in the world. Moreover, we have widened the lead over our nearest competitor over the past ten years and fully expect to maintain and enhance our position in the future.

 . Innovation

  We also believe those manufacturers creating truly new products meeting specific consumer needs will have a distinct advantage over their competitors and will be valuable partners for retailers. A major portion of confectionery is purchased on impulse, and innovation creates excitement for the confectionery category, feeding into this impulse nature very nicely. Hershey's creative thematic merchandising also feeds the excitement and triggers the impulse mechanism.

  Hershey has had an excellent run of successful new product introductions during the 90s, and almost every new product introduced within that period is still in our line-up. This excellent batting average enables our customers to have confidence that our new products will deliver incremental sales.

  The new HERSHEY'S BITES line proved to be an unqualified success during 1999, greatly exceeding our initial expectations for the product when launched in December 1998. This high-quality entry in the unwrapped, bite-sized chocolate candy category originally consisted of four flavors: HERSHEY'S milk chocolate with almonds, REESE'S peanut butter, HERSHEY'S COOKIES 'N' CREME, and ALMOND JOY coconut and almond. A fifth flavor, YORK peppermint, was introduced in December 1999. While we were under-represented in this category prior to the introduction of the BITES line, Hershey's entries now enjoy a nice position in a category which grew over 50 percent in 1999.

  REESESTICKS bars were introduced in February 1998 and proved so successful that demand exceeded our ability to produce all the usual packtypes. New production equipment was installed during 1999, enabling us to fully develop the potential of this excellent brand. Additional packtypes also helped offset some of the sales decline which normally follows a product's introductory year when the supply chain must be filled with sufficient inventory to support a national introduction.

  In mid-January 1999, we introduced JOLLY RANCHER lollipops which capitalize on JOLLY RANCHER candies' strongest attribute: long-lasting, intense fruit flavor. The lollipops come in three flavors: cherry, apple and watermelon, and they have done very well in their first year of distribution. On a related note, JOLLY RANCHER celebrated its 50th anniversary during 1999, a tribute to the excellent quality of this brand. Since acquiring this business three years ago, we have built on the brand's equity by extending the line with JOLLY RANCHER JOLLY BEANS jelly beans, JOLLY RANCHER gummies candy, JOLLY RANCHER JOLLY JELLIES candy, JOLLY RANCHER bubble gum and, now, JOLLY RANCHER lollipops.

 . Category Management

  Another requisite during this period of retail consolidation is key customer account focus with intense category management. This category manager approach, where we are the category captains for many of the major accounts in the U.S. market, is a distinct competitive advantage for the Corporation. By partnering with our customers, we help them maximize the profitability of their confectionery space by providing the data and tactics which create sales growth for the whole category at a superior rate. With our well-trained sales teams applying the best analytical and managerial talent to the large retail market innovators, we are able to drive both category and Hershey sales. Finally, we intend to use integrated information and category account profitability analysis along with efficient logistics to be an even better provider of first-class service to our customers.

 . Supply Chain Management

  The fourth pillar of retail consolidation well-being is supply chain management. Obviously, several circumstances have had an adverse effect on our supply chain execution capability. First, our overall internal growth has been significant, especially in terms of new product items. Second, the December 1996 Leaf acquisition increased our product base by 30 percent on an item basis, even though we discontinued almost half of the Leaf items because they did not meet our profit objectives. Third, the complexity of our thematic merchandising efforts created an added burden for our distribution system.

  During 1998, all of this began to make itself apparent, and our distribution system came under stress. We began to experience certain inefficiencies and related higher costs. We have worked to reduce the complexity of our business and achieved some success during 1999. Until we get the new Eastern Distribution Center on line in mid-2000, however, we will not have this situation fully resolved to our satisfaction.

  At the same time, we have experienced the well-publicized problems associated with the implementation of the final phase of our enterprise-wide information system. While this has been a painful process for us and for our customers, we should remember that the system is designed to make Hershey more competitive through lower costs, better customer service, and increased sales. It has not been the easiest journey, but we still expect to arrive at our intended destination.

Pasta Divestiture

  An extremely important event for Hershey Foods in 1999 was the divestiture of our pasta business. We received $450 million and retained a minority interest in the business in a transaction which generated an after-tax gain of $1.17 per share-diluted. The cash proceeds were used to reduce debt and repurchase Common Stock shares. While this divestiture was somewhat dilutive on a continuing operations basis in 1999, we believe that we can generate a better return for our stockholders over the longer term by focusing resources on our confectionery and related grocery businesses.

Share Repurchase

  During the course of the year, the Corporation repurchased 5.5 million shares for a total of $318 million. At the end of 1999, there remained $24 million of repurchase authorization which the Corporation has fully utilized this year. The Board of Directors has authorized a new program of $200 million to be implemented upon the conclusion of the current program.

Dividend Increase

  Quarterly dividends were increased in August 1999 from $.24 per share to $.26 per share, an increase of 8.3 percent. This increase represented the 25th annual dividend increase on the Common Stock.

Management Changes

  As part of a planned management transition process, Joseph P. Viviano, Vice Chairman of the Corporation and a member of the Board of Directors, retired on March 1, 2000. A 40-year veteran with Hershey Foods, he has been a key contributor to our success. Joe initially ran our pasta business, taking it to a position of industry leadership. Moving to our chocolate and confectionery business, he accomplished the identical results, a tribute to his management skills and competence. He successfully served as President and Chief Operating Officer prior to his election as Vice Chairman. We will miss his experienced advice and counsel. Please refer to our online annual report for a more complete review of Joe's career at Hershey.

  Michael V. Wells, Vice President, Logistics, will retire on April 1, 2000. He was key in designing and building the Corporation's logistics operation over the past 25 years, and his knowledge and experience in this area will be sorely missed.

  In October 1999, Marcella Arline, formerly Director, Quality and Regulatory Compliance, was promoted to Vice President, Quality and Regulatory Compliance. She is responsible for product quality and safety, environmental and regulatory compliance, and nutrition affairs.

  Effective January 1, 2000, the Corporation restructured its U.S. marketing organization to be more effectively aligned with the sales organization, and positioned better to prioritize, coordinate and implement activities in the brand equity and new product areas. Michael H. Holmes, formerly Vice President and General Manager, Chocolate, became Vice President, U.S. Marketing, with responsibility for all marketing activities in the United States. Reporting to Holmes are six marketing units, each headed by a marketing vice president.

  Michael F. Pasquale, formerly Senior Vice President, Confectionery and Grocery, was named Executive Vice President and Chief Operating Officer, Hershey Foods Corporation, effective February 9, 2000. Mike was responsible for the Corporation's confectionery, grocery and international businesses as well as its research and development activities and now assumes additional responsibility for Hershey Foods' operations and manufacturing shared services. He also serves on the Corporation's Board of Directors. His leadership and broad experience will be especially valuable as we work to return Hershey Foods to its historical performance levels and to more profitable growth.

Looking to the Future

  We certainly did not expect the problems we experienced with the implementation of our new enterprise-wide information system. However, the Corporation's employees did an excellent job responding to the problems once they appeared. Hershey employees responded with the same dedication and professionalism they have always demonstrated, and for this we express our heartfelt appreciation.

  Time will give us perspective. As we resolve our problems, the frustrations will fade. In their place will be a solid appreciation of the benefits being realized through our new enterprise-wide information system. We will be a stronger, more competitive company for having come through this experience.

                               /s/ Kenneth L. Wolfe

                                 Kenneth L. Wolfe
                                Chairman and Chief
                                 Executive Officer

                      2000 Annual Meeting of Stockholders

  .  2:00 p.m., April 25, 2000 (doors open at 1:00 p.m.)

  .  Hershey Theatre, 15 East Caracas Avenue

  .  Map on back cover

  . Refreshments and product sample available at HERSHEY'S CHOCOLATE WORLD visitors center from 9:00 a.m. to 6:00 p.m.

  . Product sample and 25% discount on selected items at HERSHEY'S CHOCOLATE WORLD given in exchange for coupon provided to registered stockholders on bottom half of proxy card

  . Vote by telephone or mark, sign and date the proxy card and mail it promptly

  . Bring admission ticket from bottom half of your proxy card for admission to the Annual Meeting

  . If your shares are held by a broker, bank or other nominee, obtain a letter from broker, bank or nominee, or bring your most recent account statement showing ownership of Hershey stock on February 28, 2000, to gain admission to the Annual Meeting and to receive
     HERSHEY'S CHOCOLATE WORLD discount and product sample.

                               ----------------

Safe Harbor Statement

  Please refer to the Safe Harbor Statement on page A-10 for information about factors which could cause future results to differ materially from forward-looking statements, expectations and assumptions expressed or implied in this publication.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS...................................    1
PROXY STATEMENT............................................................    2
Election of Directors......................................................    2
Board Committees...........................................................    5
Directors' Attendance......................................................    7
Directors' Compensation....................................................    7
Appointment of Auditors....................................................    8
Voting Securities..........................................................    8
Description of the Milton Hershey School Trust and Hershey Trust Company...   10
1999 Executive Compensation................................................   11
Voting of Proxies..........................................................   22
Solicitation of Proxies....................................................   22
Section 16(a) Beneficial Ownership Reporting Compliance....................   23
Certain Transactions and Relationships.....................................   23
Other Business.............................................................   23
Stockholder Proposals and Nominations......................................   24
Annual Report on Form 10-K and Annual Report to Stockholders...............   24
APPENDIX A
ANNUAL REPORT TO STOCKHOLDERS..............................................  A-1
Management's Discussion and Analysis.......................................  A-1
Consolidated Financial Statements.......................................... A-11
Notes to Consolidated Financial Statements................................. A-15
Responsibility for Financial Statements.................................... A-31
Report of Independent Public Accountants................................... A-32
Eleven-Year Consolidated Financial Summary................................. A-33
APPENDIX B
OTHER STOCKHOLDER INFORMATION..............................................  B-1

                            Notice of Annual Meeting
                                      and
                                Proxy Statement

                      [LOGO OF HERSHEY FOODS CORPORATION]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                      on

                                April 25, 2000

                               ----------------

  The Annual Meeting of Stockholders of HERSHEY FOODS CORPORATION will be held at 2:00 p.m. on April 25, 2000 at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania 17033 for the following purposes:

  (1) To elect ten directors;

  (2) To approve the appointment of Arthur Andersen LLP as the Corporation's independent public accountants for 2000; and

  (3) To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

  In accordance with the By-Laws and action of the Board of Directors, stockholders of record at the close of business on February 28, 2000 will be entitled to notice of, and to vote at, the meeting and any and all adjournments thereof.

                                          By order of the Board of Directors,

                                                Robert M. Reese
                                            Senior Vice President,
                                              General Counsel and
                                                   Secretary

March 13, 2000

  Please follow the instructions on the enclosed proxy card for voting by telephone whether or not you plan to attend the meeting in person, or if you prefer, kindly mark, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HERSHEY FOODS CORPORATION, a Delaware corporation (the "Corporation" or "Hershey Foods"), for use at the Annual Meeting of Stockholders ("Annual Meeting") which will be held at 2:00 p.m., Tuesday, April 25, 2000 at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, and at any and all adjournments of that meeting. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about March 13, 2000. The Corporation's principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

  Shares represented by properly voted proxies received by the Corporation at or prior to the Annual Meeting will be voted according to the instructions indicated by such proxies. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented FOR the election of the nominees for director named in this Proxy Statement and FOR approval of the appointment of Arthur Andersen LLP as the Corporation's independent public accountants for 2000. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgment.

                     Proposal No. 1--ELECTION OF DIRECTORS

  Ten directors are to be elected at the Annual Meeting, each to serve until the next Annual Meeting and until his or her successor shall have been elected and qualified. Each of the nominees named in the following pages is currently a member of the Board of Directors. Joseph P. Viviano, formerly Vice Chairman of the Board and a director, retired from the Board on March 1, 2000. Pursuant to the Corporation's Restated Certificate of Incorporation, as amended ("Certificate"), and By-Laws, one-sixth of the directors, which equates presently to two directors, is to be elected by the Corporation's Common Stock, one dollar par value ("Common Stock"), voting separately as a class. The two nominees receiving the greatest number of votes of the Common Stock voting separately as a class will be elected. Messrs. Allan Z. Loren and Mackey J. McDonald have been nominated by the Board of Directors for the two positions to be elected separately by the Common Stock. The remaining eight individuals listed have been nominated by the Board of Directors for the eight positions to be elected by the holders of the Common Stock and the Corporation's Class B Common Stock, one dollar par value ("Class B Stock"), voting together without regard to class. The eight nominees receiving the greatest number of votes of the Common Stock and Class B Stock voting together will be elected. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.

                 WILLIAM H. ALEXANDER, age 58, is Administrator of the Family Business Program, The Wharton School of the University of Pennsylvania, Philadelphia, Pennsylvania. Previously, he was with H. B. Alexander Enterprises, Inc. where he held a number of management positions, including Vice President and General Manager, President and Chairman. A Hershey Foods director since 1995, he is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

[PHOTO]

                 ROBERT H. CAMPBELL, age 62, is Chairman of the Board and Chief Executive Officer, Sunoco, Inc., Philadelphia, Pennsylvania, a petroleum refiner and marketer. He has been Chief Executive Officer since 1991, Chairman of the Board since 1992 and has been a Director of Sunoco, Inc. since 1988. He is a director of CIGNA Corporation. A Hershey Foods director since 1995, he chairs the Compensation and Executive Organization Committee.
[PHOTO]

                               ----------------

                 DR. C. McCOLLISTER EVARTS, age 68, is Chief Executive Officer, The Milton S. Hershey Medical Center; Senior Vice President for Health Affairs and Dean, and Professor of Orthopaedics and Rehabilitation, The Pennsylvania State University, College of Medicine, Hershey, Pennsylvania. He was formerly the President and Chief Academic Officer of the Penn State Geisinger Health System. He serves on the Board of Directors of Carpenter Technology Corporation. A Hershey Foods director since 1996, he is a member of the Compensation and Executive Organization Committee.
[PHOTO]

                               ----------------

                 BONNIE GUITON HILL, age 58, is President and Chief Executive Officer of The Times Mirror Foundation; Vice President of The Times Mirror Company, a news and information company; and Senior Vice President, Communications and Public Affairs, The Los Angeles Times, Los Angeles, California. Previously she was Dean, McIntire School of Commerce, University of Virginia. She is a director of AK Steel Corporation, The Home Depot, Inc. and Niagara Mohawk Power Corporation. A Hershey Foods director since 1993, she is a member of the Committee on Directors and Corporate Governance.
[PHOTO]

                               ----------------

                 JOHN C. JAMISON, age 65, is Chairman of the Board, Mallardee Associates, a privately-held corporate financial services firm, Williamsburg, Virginia. A Hershey Foods director since 1974, he chairs the Audit Committee and is a member of the Compensation and Executive Organization Committee.
[PHOTO]

                 ALLAN Z. LOREN, age 61, is Executive Vice President and Chief Information Officer of American Express Company, New York, a travel and financial services company. Prior to joining American Express in 1994, he was President and Chief Executive Officer of Galileo International and previously was a senior executive at Apple Computer. He is a director of Reynolds & Reynolds and the Venator Group. A Hershey Foods director since 1999, he is a member of the Audit Committee. He has been nominated for election by the Common Stock as a class.
[PHOTO]

                               ----------------

                 MACKEY J. McDONALD, age 53, is Chairman of the Board, Chief Executive Officer and President of VF Corporation, Greensboro, North Carolina, an international apparel company. He was elected Chairman of the Board of VF Corporation in 1998. He has been Chief Executive Officer since 1996 and President since 1993. He is a director of First Union Corporation. A Hershey Foods director since 1996, he is a member of the Audit Committee and the Compensation and Executive Organization Committee. He has been nominated for election by the Common Stock as a class.
[PHOTO]

                               ----------------

                 MICHAEL F. PASQUALE, age 52, is Executive Vice President and Chief Operating Officer, Hershey Foods Corporation. He served as President, Hershey Chocolate North America, from 1995 through 1998 and Senior Vice President, Confectionery and Grocery, Hershey Foods Corporation, in 1999. He is a director of Minerals Technologies, Inc. A director of the Corporation since 1999, he serves as a member of the Executive Committee.
[PHOTO]

                               ----------------

                 JOHN M. PIETRUSKI, age 67, is Chairman of the Board of Texas Biotechnology Corporation, Houston, Texas, a pharmaceutical research and development company. He is a director of GPU, Inc., Lincoln National Corporation, and Professional Detailing Inc. A Hershey Foods director since 1987, he chairs the Committee on Directors and Corporate Governance.
[PHOTO]

                 KENNETH L. WOLFE, age 61, is Chairman of the Board and Chief Executive Officer, Hershey Foods Corporation. He was elected President and Chief Operating Officer in 1985 and has served in his current positions since 1994. He is a director of Bausch & Lomb Inc., Carpenter Technology Corporation, and GPU, Inc. A director of the Corporation since 1984, he chairs the Executive Committee and serves as a member of the Committee on Directors and Corporate Governance.
[PHOTO]

  The Board of Directors recommends a vote FOR the director nominees listed above, and proxies which are returned will be so voted unless otherwise instructed.

                               BOARD COMMITTEES

  The Board of Directors has four standing committees: the Audit Committee; the Committee on Directors and Corporate Governance; the Compensation and Executive Organization Committee; and the Executive Committee. In addition to the four standing committees, the Board from time to time establishes committees of limited duration for special purposes.

Audit Committee                                              4 meetings in 1999

Members:                   John C. Jamison (Chair)
                           William H. Alexander
                           Allan Z. Loren
                           Mackey J. McDonald

Responsibilities:          Recommends the appointment of the Corporation's
                           independent public accountants;

                           Reviews the scope and results of the annual audit of the independent public accountants and the Corporation's internal auditors;

                           Reviews non-audit professional services provided by the independent public accountants;

                           Reviews with management and the independent public accountants the Corporation's system of internal accounting controls;

                           Reviews compliance by the Corporation and its employees with laws and regulations applicable to the Corporation's business and with the Corporation's Code of Ethical Business Conduct; and

                           Reviews the activities and recommendations of the Corporation's Internal Audit Department.

Committee on Directors and Corporate Governance               1 meeting in 1999

Members:                   John M. Pietruski (Chair)
                           William H. Alexander
                           Bonnie Guiton Hill
                           Kenneth L. Wolfe

Responsibilities:          Reviews and makes recommendations on the
                           composition of the Board and its committees;

                           Evaluates and recommends candidates for election to the Board;

                           Administers the Directors' Compensation Plan; and

                           Reviews and makes recommendations to the full Board on corporate governance matters and the Board's corporate governance policies.

  The Committee will consider nominees recommended by stockholders. Such recommendations should be sent to Hershey Foods Corporation, Attn: Secretary, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810, and should include the proposed nominee's name, address and biographical information.

                               ----------------

Compensation and Executive Organization Committee            7 meetings in 1999

Members:                   Robert H. Campbell (Chair)
                           C. McCollister Evarts, M.D.
                           John C. Jamison
                           Mackey J. McDonald

Responsibilities:          Establishes the salaries of the Corporation's
                           elected officers;

                           Grants performance stock units, stock options and other rights under the Corporation's Key Employee Incentive Plan ("Incentive Plan");

                           Establishes target-award levels and makes awards under the Annual Incentive Program and the Long-Term Incentive Program of the Incentive Plan;

                           Administers the Incentive Plan, the Employee
                           Benefits Protection Plans, and the Supplemental Executive Retirement Plan;

                           Monitors compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests;

                           Reviews the executive organization of the Corporation; and

                           Monitors the development of personnel available to fill key management positions as part of the succession planning process.

Executive Committee                                          9 meetings in 1999

Members:                   Kenneth L. Wolfe (Chair)
                           Michael F. Pasquale
                           Joseph P. Viviano

Responsibilities:          Reviews and recommends to the full Board for
                           approval major capital projects and expenditures;
                           and

                           Oversees the administration of and revisions to the Corporation's retirement and welfare benefit plans, including the pension plans covered by the Employee Retirement Income Security Act of 1974.

                             DIRECTORS' ATTENDANCE

  There were 7 regular meetings and 1 special meeting of the Board of Directors during 1999. No director attended less than 83% of the sum of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during 1999. Average attendance for all of these meetings equaled 96%.

                            DIRECTORS' COMPENSATION

           Annual Retainer                         $42,500
           -----------------------------------------------
           Annual Retainer for Committee Chairs    $ 3,000
           -----------------------------------------------
           Board Attendance Fee (per meeting)      $ 1,500
           -----------------------------------------------
           Committee Attendance Fee (per meeting)  $ 1,000


  Directors who are employees of the Corporation receive no remuneration for their services as directors.

  One-third of the annual retainer must be paid in Common Stock. The remainder may be taken in cash or Common Stock (meeting and chair fees are payable in cash only). A director may also defer receipt of the retainer and meeting fees until his or her retirement as a director.

  All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and for minor incidental expenses incurred in connection with performance of directors' services. The Chair of the Compensation and Executive Organization Committee is also compensated for attendance at the Annual Meeting if the Annual Meeting does not coincide with a scheduled Board meeting. In addition, directors are provided with travel accident insurance while traveling on the Corporation's business, receive the same discounts as employees on the purchase of the Corporation's products, and are eligible to participate in the Corporation's Higher Education Gift Matching Program.

  The Corporation maintains a Directors' Charitable Award Program for individuals who became directors prior to December 31, 1996. This program is a self-funded life insurance program on the directors and funds charitable donations by the Corporation to educational institutions designated by the directors. The amount of the donation varies according to the director's length of service as a director, up to a maximum donation of $1,000,000 after five years of service. Eight current directors and eleven retired directors (including Mr. Viviano, who retired on March 1, 2000) participate in the program. The amount of the charitable donation per current participating director is $1,000,000, except for Mr. Alexander, Mr. Campbell, Dr. Evarts and Mr. McDonald, for whom the current amount is $800,000 because of their shorter length of service as directors, and Messrs. Loren and Pasquale who became directors after 1996.

                    Proposal No. 2--APPOINTMENT OF AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants for the Corporation for the year ending December 31, 2000. Although not required to do so, the Board of Directors is submitting the appointment of that firm for approval at the Annual Meeting. Arthur Andersen LLP has audited the Corporation's financial statements since 1927 and is considered to be well-qualified. If the appointment is not approved, the Board of Directors will reconsider its appointment. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to questions.

  The affirmative vote of a majority of the votes represented at the Annual Meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class is required for approval of the appointment of auditors.

  The Board of Directors recommends a vote FOR Proposal No. 2, and proxies which are returned will be so voted unless a contrary vote is designated.

                               VOTING SECURITIES

  The Corporation has shares of two classes of stock outstanding, Common Stock and Class B Stock. At the close of business on February 28, 2000, the record date for the Annual Meeting, there were outstanding 107,798,756 shares of Common Stock and 30,443,908 shares of Class B Stock, all of which are entitled to be voted. Holders of record of the Corporation's Common Stock on February 28, 2000 will be entitled to cast one vote for each share held, and holders of record of the Class B Stock on February 28, 2000 will be entitled to cast ten votes for each share held. The Common Stock is entitled to cash dividends 10% higher than those declared on the Class B Stock.

  According to the Corporation's By-Laws, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast of the outstanding Common Stock and Class B Stock, respectively, shall constitute quorums for matters to be voted on separately by the Common Stock as a class and the Class B Stock as a class. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the combined outstanding shares of the Common Stock and the Class B Stock shall constitute a quorum for matters to be voted on without regard to class.

  The vote required for approval of any matter which may be the subject of a vote of the stockholders is provided for in the Corporation's Certificate and By-Laws. The specific vote requirements for the proposals being submitted to a stockholder vote at this year's Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

  Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

  As of February 28, 2000, stockholders noted in the following table owned the indicated number of shares of the Corporation's Common Stock (including Common Stock equivalent shares) and Class B Stock. Unless otherwise indicated in a footnote, the individuals listed below have voting and disposition power over the shares indicated. The voting and disposition power over the shares held by the Milton Hershey School Trust and Hershey Trust Company are as indicated in the section entitled "Description of the Milton Hershey School Trust and Hershey Trust Company."


                                                       Deferred
                                          Common       Perform.  Percent of  Class B   Percent of
                            Common        Stock         Stock      Common     Common    Class B
          Holder          Stock(/1/) Equivalents(/2/) Units(/3/)   Stock      Stock      Stock
-------------------------------------------------------------------------------------------------
  Milton Hershey School
   Trust
   Founders Hall
   Hershey, PA
   17033(/4/)             12,276,671                               11.4%    30,306,006   99.5%
  Hershey Trust Company
   100 Mansion Road
   Hershey, PA
   17033(/4/)
-------------------------------------------------------------------------------------------------
  Hershey Trust
   Company(/4/)              648,877                                  **
-------------------------------------------------------------------------------------------------
  W. H. Alexander*(/5/)        2,746       2,593                      **
-------------------------------------------------------------------------------------------------
  R. H. Campbell*              1,075       4,714                      **
-------------------------------------------------------------------------------------------------
  W. F. Christ                32,973                    24,919        **
-------------------------------------------------------------------------------------------------
  C. M. Evarts, M.D.*            670       2,426                      **
-------------------------------------------------------------------------------------------------
  B. Guiton Hill*(/6/)         1,209       1,845                      **
-------------------------------------------------------------------------------------------------
  J. C. Jamison*              10,800       4,898                      **
-------------------------------------------------------------------------------------------------
  A. Z. Loren*                   100         865                      **
-------------------------------------------------------------------------------------------------
  M. J. McDonald*                400       2,251                      **
-------------------------------------------------------------------------------------------------
  M. F. Pasquale*             58,796                     8,404        **
-------------------------------------------------------------------------------------------------
  J. M. Pietruski*             4,800       4,865                      **
-------------------------------------------------------------------------------------------------
  R. M. Reese                 44,523                    16,243        **
-------------------------------------------------------------------------------------------------
  J. P. Viviano*              95,853                    30,126        **
-------------------------------------------------------------------------------------------------
  K. L. Wolfe*               133,422                    10,026        **
-------------------------------------------------------------------------------------------------
  All directors and
   executive officers as
   a group
   (16 persons)              399,758      24,457       105,423        **

--------
 * Director
** Less than 1%

  (/1/) The executive officers listed above also hold the following number of stock options which are exercisable as of February 28, 2000:

                                                Number of
            Name                                 Shares
            ----                                ---------
            W. F. Christ.......................   77,750
            M. F. Pasquale.....................  130,550
            R. M. Reese........................   57,800
            J. P. Viviano......................  208,600
            K. L. Wolfe........................  215,700
            Executive Officers as a Group......  755,950

  (/2/) These are Common Stock units credited under the Directors'
        Compensation Plan. The shares are fully vested and may be paid out in Common Stock shares upon the expiration of the deferral period.

  (/3/) These units are Common Stock equivalents which are deferred under the Corporation's Incentive Plan. These units may be paid in full or in part in Common Stock and are fully vested.

  (/4/) See "Description of the Milton Hershey School Trust and Hershey Trust
        Company" for further information on the voting of these securities.

  (/5/) Includes 1,200 shares held in trust for which Mr. Alexander is trustee.

  (/6/) Includes 150 shares held in trust by Ms. Guiton Hill's husband.

Description of the Milton Hershey School Trust and Hershey Trust Company

  Milton Hershey School, a non-profit school for the full-time care and education of disadvantaged children located in Hershey, Pennsylvania, is the sole beneficiary of the trust established by Milton S. and Catherine S. Hershey in 1909. Investment decisions with respect to securities held by Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (the "Milton Hershey School Trust"), are made by the Board of Directors of Hershey Trust Company, as Trustee, with the approval of the Board of Managers (governing body) of Milton Hershey School. Decisions regarding the voting of such securities are made by the Board of Directors of Hershey Trust Company, as Trustee for the benefit of Milton Hershey School. The Milton Hershey School Trust will be entitled to cast 12,276,671 of the total 107,798,756 votes, or 11.4%, entitled to be cast on matters required to be voted on separately by the holders of the Common Stock, and 315,336,731 of the total 412,237,836 votes, or 76.5%, entitled to be cast by the holders of the Common Stock and the Class B Stock voting together on matters to be voted on without regard to class.

  Hershey Trust Company is a state-chartered trust company and holds 371,877 shares of the Corporation's Common Stock in its capacity as institutional fiduciary for 63 estates and trusts unrelated to the Milton Hershey School Trust. Hershey Trust Company also holds 277,000 shares of Common Stock as investments. Investment decisions and decisions with respect to voting of securities held by Hershey Trust Company as institutional fiduciary and as investments are made by the Board of Directors or management of Hershey Trust Company.

  Hershey Trust Company, as Trustee for the benefit of Milton Hershey School, as fiduciary of the above-noted individual trusts and estates, and as direct owner of investment shares, will be entitled to vote 12,925,548 shares of Common Stock and 30,306,006 shares of Class B Stock at the meeting.

  Pursuant to the Corporation's Certificate, all holders of Class B Stock, including the Milton Hershey School Trust, are entitled to convert any or all of their Class B Stock shares into shares of

Common Stock at any time on a share-for-share basis. In the event the Milton Hershey School Trust ceases to hold more than 50% of the outstanding shares of the Class B Stock and at least 15% of the total outstanding shares of both the Common Stock and Class B Stock, all shares of the Class B Stock will automatically be converted into shares of the Common Stock on a share-for-share basis. The Corporation's Certificate requires the approval of the Milton Hershey School Trust prior to the Corporation issuing shares of Common Stock or undertaking any other action which would cause the Milton Hershey School Trust to cease having voting control of the Corporation.

  All of the outstanding shares of Hershey Trust Company are owned by the Milton Hershey School Trust. The members of the Board of Managers of Milton Hershey School are appointed by and from the Board of Directors of Hershey Trust Company. There are 17 members of the Board of Directors of Hershey Trust Company and of the Board of Managers of Milton Hershey School, including William H. Alexander and C. McCollister Evarts, M.D., who are directors of the Corporation, and Kenneth L. Wolfe, who is a director and Chairman of the Board and Chief Executive Officer of the Corporation. Dr. Evarts is also chair of the Board of Directors of Hershey Trust Company and of the Board of Managers of Milton Hershey School. Directors of Hershey Trust Company and members of the Milton Hershey School Board of Managers individually are not considered to be beneficial owners of the Corporation's shares of Common Stock or Class B Stock held by the Milton Hershey School Trust.

                          1999 EXECUTIVE COMPENSATION

           Compensation and Executive Organization Committee Report
                           on Executive Compensation

  The Compensation and Executive Organization Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and is responsible for the establishment and oversight of the Corporation's executive compensation program.

Executive Compensation Philosophy

  The Corporation's executive compensation program is designed to meet the following objectives:

    To connect the interests and performance of the executive officers with corporate performance and the interests of stockholders;

    To attract, retain and motivate executive talent;

    To assure that a significant portion of executive officers' total compensation is dependent upon the appreciation of the Corporation's Common Stock; and

    To provide a balanced total compensation package that recognizes the individual contributions of executive officers and the overall business results of the Corporation.

  Each year the Committee conducts a full review of the Corporation's executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Corporation's performance and its executive compensation in the context of the compensation programs of other companies. This review is performed periodically with the assistance of an independent outside consultant whose services are retained by the Corporation. The Committee reserves the right to select and/or meet independently with any consultant at its discretion. This annual review includes analyzing survey data comparing the competitiveness of the Corporation's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of companies representing the Corporation's most direct food industry competitors for executive talent. The Committee also considers compensation data compiled from surveys of a broader group of industrial companies, some of which are from the food industry. In the performance graph on page 21, the Corporation's performance is compared to the Standard and Poor's Food Group Index. The peer group considered relevant for the Corporation's compensation comparison purposes does not include all of the companies in the Food Group Index as compensation data on all such companies is not readily available. Also, the peer group includes some companies that are not in the Food Group Index because the Corporation selects those companies it believes to be direct competitors for executive talent. The Committee reviews which peer companies are selected for compensation analysis.

  In the review of survey data, a statistical process involving regression analysis is used to determine competitive compensation levels. This approach adjusts compensation levels for factors such as net sales, return on equity, and time in position within the organization in determining predicted values or "going rates" within the marketplace for each element of compensation. The Corporation targets total compensation "at or above" such "going rates."

  In 1998, the Committee took several actions to adjust a shortfall in the long-term portion of the Corporation's executive compensation program versus competitive peer group companies. The survey results reviewed by the Committee in January 1999 showed that the shortfall had been remedied and that long-term incentive grants and aggregate total compensation for 1999 were again in line with the Corporation's targets versus competitive peer group companies.

  The Committee believes the holding of significant equity interests in the Corporation by management aligns the interests of stockholders and management. Through the programs described in this report, a very significant portion of each executive officer's total compensation is linked directly to individual and corporate performance and stock price appreciation.

  The key elements of the Corporation's executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of performance stock units and stock options. Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of the stockholders. The Corporation's executive compensation program is intended to reward achievement of both short and long-term business goals. To ensure proper balance in the achievement of these business goals, the incentive program places greater dollars at risk in long-term incentives compared to short-term incentives. The long-term incentive program is designed especially to assure that the Corporation's executive officers have a significant portion of their total compensation tied to factors which affect the performance of the Corporation's Common Stock.

  The Committee determined the total compensation of K. L. Wolfe, Chairman of the Board and Chief Executive Officer, and it reviewed and approved the total compensation of the most highly-compensated executive officers, including those individuals whose compensation is detailed in this Proxy Statement. This is designed to ensure consistency throughout the executive compensation program.

  The Committee's policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Wolfe, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Corporation when determining each component of the executive officer's compensation, including pension benefits, supplemental retirement benefits, insurance, and other benefits.

Base Salaries

  Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual, and salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

  Salary reviews are conducted annually and salary adjustments are made based upon the performance of the Corporation and of each executive officer and their position in the applicable salary grade. The Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. Base salaries for executive officers and all other salaried employees are set within salary ranges established for their positions as determined through the annual competitive salary surveys described above. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered.

  With respect to the base salary granted to Mr. Wolfe in 1999, the Committee made a favorable assessment of the Corporation's actual business results versus plan goals and the results achieved by Mr. Wolfe on various objectives the Committee established in 1998. The Committee also considered Mr. Wolfe's relative position in his salary grade. Based on these factors, the Committee in 1999 increased Mr. Wolfe's salary based on the Corporation's 1998 performance by $40,000, a 5.4% increase. In January 2000, Mr. Wolfe received no annual increase in his salary, based on the Committee's review of the Corporation's 1999 performance.

Annual Incentive Program

  The Corporation's executive officers, as well as other key management and professional employees, are eligible for an annual cash incentive award under the Annual Incentive Program ("AIP") of the Incentive Plan. Participating executive officers are eligible to earn individual awards expressed as a percentage of base salary.

  The final award is the product of the executive officer's base salary, the applicable target percentage, a corporate or business unit performance score and an individual performance score. Individual and short-term (annual) corporate and business unit performance objectives are established at the beginning of each year by the Committee. For executive officers at the corporate level, the performance objectives for AIP award payments for 1999 were based on financial measures including earnings per share, economic value added, free cash flow, and certain productivity objectives, including a $100 million cost savings objective. For executive officers at the business unit and shared service level, the performance objectives for 1999 were varying combinations of consolidated earnings per share, economic value added, free cash flow, corporate productivity objectives, business unit contribution income and various sales growth and market share objectives. Adjustments are made to the performance results, if necessary, to take into account extraordinary or unusual items occurring during the performance year. Since the final award is the product of the factors described above, the corporate or business unit performance and individual performance scores are given equal weight in the formula. Performance scores in excess of the objectives for financial measures and/or individual performance expectations may result in the individual executive officer receiving more than his/her target percentage. The maximum corporate or business unit performance score for a plan participant is 175%. The maximum score on the individual performance score is 120%. The applicable individual performance score for the Chairman of the Board and Chief Executive Officer and Vice Chairman is 120% with the Committee having discretion to adjust this percentage downward. Guidelines have been established which in certain instances limit the individual performance score in relationship to the corporate or business unit scores. The range of the target percentages of base salary used in 1999 for annual cash incentive awards for executive officers was 35% to 60%, with the highest rate of 60% applicable only to Mr. Wolfe.

  No annual cash incentive awards are granted unless a specific corporate performance level is achieved. This performance level is defined as a minimum rate of return which average total invested capital must earn before any awards are paid. This is designed with the stockholders' interests in mind by assuring the Corporation achieves certain profitability levels before any executive is granted an annual incentive award.

  In 1999, corporate-level participants in the AIP (which included Mr. Wolfe) did not achieve the corporate performance objectives set for earnings per share and economic value added and only partially achieved performance objectives for free cash flow and corporate productivity measures. Based on these results, Mr. Wolfe declined his 1999 annual cash incentive award.

Long-Term Incentive Program--Performance Stock Units

  Performance stock units ("PSUs") were contingently granted in January 1999 under the Incentive Plan to members of the Corporation's senior executive group most in a position to affect the Corporation's long-term results (a combined total of 23 individuals in 1999). PSU grants are based upon a percentage of the executive's annual salary. PSUs are granted every year and are earned based upon the Corporation's performance over a three-year cycle. Each year begins a new three-year cycle. Provided the Corporation has achieved the established performance objectives at the end of the three-year cycle, a payment is made either in shares of Common Stock, cash, or a combination of both, based on the market value of the shares at the end of the cycle. In determining whether performance objectives have been achieved, specific adjustments established by the Committee can be made to the corporate performance to take into account extraordinary or unusual items occurring during the performance cycle. Payment may be deferred to a later date at the election of the executive. The value of each of the PSUs is tied to corporate performance (in determining what percentage of shares is earned) and stock price appreciation. The established performance measures are earnings per share, economic value added and cumulative free cash flow. The performance scores can range from 0% to 150%.

  The Corporation has minimum stockholding guidelines for its executive officers and certain other key managerial and professional employees of the Corporation which require these individuals to accumulate gradually over time shares of Common Stock and/or deferred PSUs. The value equivalent of the shares which must be acquired and held is equal to a multiple of the individual's base salary. Minimum stockholding requirements for executive officers range from three to five times base salary. If the minimum has not been met, the executive officer is required to take the PSU award in Common Stock (net of withholding taxes) or deferred PSUs. For Mr. Wolfe, the applicable multiple in 1999 was five times his base salary.

  In January 1997, each eligible member of the senior executive group was granted PSUs having a value at the time of grant equal to a percentage of his or her annual salary. This percentage was determined by the Committee based on the recommendation of senior management and competitive survey information. The performance objectives established for the grant for earnings per share and return on net assets were not achieved and the performance objective for cumulative free cash flow was partially achieved for the period ended December 31, 1999. Accordingly, Mr. Wolfe's award was valued at $92,746 based on the December 1999 average market value of the PSUs from the 1997 grant.

  The table in this Proxy Statement, entitled "Long-Term Incentive Program Performance Stock Unit Awards in Year-Ended December 31, 1999," provides additional information regarding PSU grants for the five most highly-compensated executive officers.

Long-Term Incentive Program--Stock Options

  Under the Incentive Plan, stock options are periodically granted to the Corporation's senior executive group as well as to other key management and professional employees. Stock options entitle the holder to purchase during a specified time period a fixed number of shares of Common Stock at a set price.

  The Committee sets guidelines for the number of stock options to be granted based on competitive compensation data gathered from survey information discussed above. The number of stock options granted is a function of the employee's base pay, stock option multiples for the employee's grade level and the imputed value of the option. The Committee also takes into account management's recommendations regarding the number of options to be awarded to specific employees as well as competitive pay practices within the food industry and the amount of options outstanding or previously granted. While stock options have been granted annually to members of the senior executive group, the Committee can elect not to grant stock options in a given year. Stock option recipients other than the senior executive group (over 500 key employees) generally receive stock option grants every two years.

  Beginning with stock options granted after 1995, employees desiring to receive cash upon exercise through a same-day purchase and sale transaction must first meet certain minimum stockholding requirements. If the minimums are not satisfied, an individual can receive only one-half of the after-tax profit from the option exercise in cash. The remaining one-half of the profit must be retained in Common Stock. Minimum stockholding requirements range from one to five times base salary. For Mr. Wolfe, the applicable multiple in 1999 was five times his base salary.

  Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with a ten-year term and an exercise price equal to the closing market price of the Common Stock on the day preceding the date of grant. Starting in 1997, stock options granted to the senior executive group have a two-year vesting requirement similar to that already applicable to the non-senior management group receiving options. This approach is designed as an incentive for future performance by the creation of stockholder value over the long-term since the benefit of the stock options cannot be realized unless stock price appreciation occurs.

  In 1999, Mr. Wolfe received options to purchase 42,150 shares of Common Stock with an exercise price of $59.4375 per share, the closing market price on the day preceding the grant.

Policy Regarding Tax Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") provides that publicly-held companies may be limited in deducting certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly-compensated officers. The Committee has considered the effect of
Section 162(m) of the Code on the Corporation's executive compensation program to develop its policy with respect to the deductibility of the Corporation's executive compensation. It is the Committee's position that in administering the "performance based" portion of the Corporation's executive compensation program, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive's performance and that the total compensation system for executive officers should be managed in accordance with the objectives outlined in the "Executive Compensation Philosophy" section of this report and in the best overall interest of the Corporation's stockholders. Should compliance with Section 162(m) conflict with the "Executive Compensation Philosophy" or with what the Committee believes to be in the best interest of the stockholders, the Committee will act in accordance with the Philosophy and in the best interest of the stockholders, notwithstanding the effect of such action on deductibility for any given year. However, to assure that the Corporation does not lose deductions for compensation paid, the Committee has adopted a deferral policy requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible in any given year to the year in which such compensation would be deductible by the Corporation.

Conclusion

  In 1999, as in previous years, a substantial portion of the Corporation's executive compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

           SUBMITTED BY THE COMPENSATION AND EXECUTIVE ORGANIZATION
              COMMITTEE OF THE CORPORATION'S BOARD OF DIRECTORS:

Robert H. Campbell, Chair C. McCollister Evarts, M.D. John C. Jamison Mackey J.
                                   McDonald

Summary of Cash and Certain Other Compensation

  The following table shows for the fiscal years ended December 31, 1999, 1998, and 1997 the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each of the five most highly-compensated executive officers of the Corporation.

                          Summary Compensation Table


                                                           Long-Term
                               Annual Compensation       Compensation
                     -------------------------------------------------------------------
                                                       Stock
         Name and                                      Option LTIP(/3/)  All Other(/4/)
    Principal Position     Year Salary(/1/) Bonus(/2/) Awards  Payouts    Compensation
----------------------------------------------------------------------------------------
  K. L. Wolfe              1999  $775,000    $      0  42,150 $   92,746    $ 4,000
  Chairman and Chief       1998   735,000     359,944  57,000  1,456,946      4,000
  Executive Officer        1997   660,000     778,750  47,500  1,770,640      4,000
----------------------------------------------------------------------------------------
  J. P. Viviano            1999  $600,000    $ 44,220  27,050 $   62,758    $ 4,000
  Vice Chairman            1998   590,000     230,642  35,950    996,858      4,000
  of the Board             1997   530,000     610,051  32,250  1,211,077      4,000
----------------------------------------------------------------------------------------
  M. F. Pasquale(/5/)      1999  $400,000    $ 27,554  17,400 $   38,181    $ 4,000
  Executive Vice           1998   360,000     152,280  21,300    613,451      4,000
  President and Chief      1997   340,000     248,710  19,650    761,467      4,000
  Operating Officer
----------------------------------------------------------------------------------------
  W. F. Christ             1999  $331,250    $ 22,864  12,650 $   25,719    $ 4,000
  Senior Vice President,   1998   303,000     118,135  15,350    412,162     54,000(/6/)
  Chief Financial Officer  1997   281,000     281,787  13,100    495,412      4,000
  and Treasurer
----------------------------------------------------------------------------------------
  R. M. Reese              1999  $278,000    $ 18,104   8,200 $   18,321    $ 4,000
  Senior Vice President,   1998   258,000      79,048   7,400    287,555      4,000
  General Counsel          1997   238,000     189,273   9,300    321,101      4,000
  and Secretary

--------
(/1/) This column includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code that were contributed by the executive officer to the Corporation's Employee Savings Stock Investment and Ownership Plan ("ESSIOP").

(/2/) This column represents annual cash incentive awards (paid out or deferred) attributable to services rendered for that year.

(/3/) This column reports the cash value earned in PSU payouts during each of the last three fiscal years at the end of the following three performance cycles: 1997-99, 1996-98, and 1995-97 under the Incentive Plan which were paid or deferred in the fiscal year immediately following the last year of the respective three-year cycle.

(/4/) This column includes the Corporation's matching contributions to the individual's ESSIOP account for 1999, 1998, and 1997.

(/5/) During 1999, Mr. Pasquale was Senior Vice President, Confectionery and
      Grocery, of the Corporation.

(/6/) Includes a special award approved by the Board of Directors.

Long-Term Incentive Program--Stock Options

  The following table contains information concerning the grant of stock options under the Incentive Plan to the five most highly-compensated executive officers of the Corporation as of the end of the last fiscal year:

              Option Grants for the Year-Ended December 31, 1999


                                                                          Potential Realizable Value at
                                                                          Assumed Annual Rates of Stock
                                                                           Price Appreciation for Stock
                                        Individual Grants                          Option Term
--------------------------------------------------------------------------------------------------------
                          Number of    % of Total
                          Securities    Options
                          Underlying   Granted to  Exercise or
                           Options    Employees in Base Price  Expiration
          Name           Granted(/1/)  1999(/2/)   ($/Sh)(/3/)    Date     5%(/4/)(/6/)   10%(/4/)(/6/)
--------------------------------------------------------------------------------------------------------
  K. L. Wolfe               42,150        21.3%     $ 59.4375   1/13/09   $    1,575,564 $     3,992,788
--------------------------------------------------------------------------------------------------------
  J. P. Viviano             27,050        13.7%       59.4375   1/13/09        1,011,127       2,562,394
--------------------------------------------------------------------------------------------------------
  M. F. Pasquale            17,400         8.8%       59.4375   1/13/09          650,411       1,648,268
--------------------------------------------------------------------------------------------------------
  W. F. Christ              12,650         6.4%       59.4375   1/13/09          472,856       1,198,310
--------------------------------------------------------------------------------------------------------
  R. M. Reese                8,200         4.2%       59.4375   1/13/09          306,515         776,770
--------------------------------------------------------------------------------------------------------
  All Stockholders(/5/)      N/A          N/A          N/A        N/A     $5,353,620,614 $13,567,125,755

--------
(/1/) All stock options listed in this column are subject to a two-year vesting period and have a ten-year term. All stock options were granted on January 14, 1999 at a price of $59.4375, which equates to 100% of the fair market value of the Common Stock on the date of grant (determined as the closing price on the business day immediately preceding the date the stock options were granted). All stock options expire at the end of the stock option holder's employment, except in the case of a stock option held by an employee whose employment ends due to retirement, total disability or death, in which instance the employee or his estate may exercise the stock option within five years of the date of retirement, total disability or death (three years for options granted prior to 1997) or, if sooner, upon expiration of the ten-year term of the stock options.

(/2/) In 1999, 26 employees were granted a total of 197,450 stock options.

(/3/) The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Corporation, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(/4/) The dollar amounts under these columns for all the individuals are the result of annual appreciation rates for the term of the options (10 years) as required by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

(/5/) For "All Stockholders," the potential realizable value on 143,221,815 shares, the number of outstanding shares of Common Stock and Class B Stock on January 14, 1999, is based on a $59.4375 per share price (the exercise price of the 1999 options). The value of the Common Stock and Class B Stock at $59.4375 per share was $8,512,746,629. The amounts listed under these columns for "All Stockholders" are the result of annual appreciation rates for a period of ten years from January 14, 1999 through and including January 13, 2009. The amounts are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

(/6/) As of February 28, 2000, the market price of the Common Stock was $44.125, or $15.3125 less than the exercise price of $59.4375 for the 1999 options. If this reduction in market price is taken into account in computing the assumed annual rates of stock price appreciation of 5% and 10%, respectively, from February 28, 2000 through January 13, 2009 (the expiration date of the 1999 options), the potential realizable value of the options for each of the named executive officers and for all stockholders would be as follows: At 5%--K. L. Wolfe $379,976, J. P. Viviano $243,852, M. F. Pasquale $156,859, W. F. Christ $114,038, R. M.
      Reese $73,922, All Stockholders $1,291,124,257; At 10%--K. L. Wolfe
      $1,880,183, J. P. Viviano $1,206,618, M. F. Pasquale $776,161, W. F.
      Christ $564,278, R. M. Reese $365,777, All Stockholders $6,388,687,176.
      These amounts are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

  The following table sets forth information with respect to the five most highly-compensated executive officers concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year:

          Aggregated Option Exercises in Year-Ended December 31, 1999
                          and Year-End Option Values


                                                   Securities Underlying        Value of
                                                   Number of Unexercised      Unexercised
                                                        Options at             Options at
                               Shares                12/31/99 (#)(/1/)     12/31/99 ($)(/1/)
                -----------------------------------------------------------------------------
                     Acquired on    Value Realized   Exer-      Unexer-      Exer-    Unexer-
       Name       Exercise (#)(/1/)      ($)        cisable     cisable     cisable   cisable
---------------------------------------------------------------------------------------------
  K. L. Wolfe          98,300         $3,525,208       158,700     99,150  $2,183,556   $ 0
---------------------------------------------------------------------------------------------
  J. P. Viviano             0                  0       172,650     63,000   2,984,534     0
---------------------------------------------------------------------------------------------
  M. F. Pasquale            0                  0       109,250     38,700   1,913,897     0
---------------------------------------------------------------------------------------------
  W. F. Christ         14,400            529,388        62,400     28,000   1,028,175     0
---------------------------------------------------------------------------------------------
  R. M. Reese           9,200            312,225        50,400     15,600     897,781     0

--------
(/1/) All of the stock options were granted under the Incentive Plan. The fair market value of the Common Stock on December 31, 1999, the last trading day of the Corporation's fiscal year, was $47.4375.

Long-Term Incentive Program--Performance Stock Units

  The following table provides information concerning performance stock unit grants made to the five most highly-compensated executive officers of the Corporation during the last fiscal year under the long-term incentive program portion of the Incentive Plan. Payments made under the program for the three-year performance cycle ending December 31, 1999 are reported in the Summary Compensation Table.

                          Long-Term Incentive Program
         Performance Stock Unit Awards in Year-Ended December 31, 1999



                                Performance
                    Number of     or Other
                  Shares, Units Period Until              Estimated Future Payouts
                    or Other     Maturation  ---------------------------------------------------
       Name        Rights(/1/)   or Payout   Threshold (#)(/2/) Target (#)(/3/) Maximum (#)(/4/)
------------------------------------------------------------------------------------------------
  K. L. Wolfe        10,550       3 years           879             10,550           15,825
------------------------------------------------------------------------------------------------
  J. P. Viviano       6,750       3 years           562              6,750           10,125
------------------------------------------------------------------------------------------------
  M. F. Pasquale      4,350       3 years           362              4,350            6,525
------------------------------------------------------------------------------------------------
  W. F. Christ        3,150       3 years           262              3,150            4,725
------------------------------------------------------------------------------------------------
  R. M. Reese         2,050       3 years           171              2,050            3,075

--------
(/1/) The PSUs reported in this table were granted on January 14, 1999 for the cycle commencing January 1, 1999 and ending December 31, 2001.

      For purposes of determining the number of grants, the value of each PSU is based on the average of the daily closing prices of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the December preceding the new three-year performance cycle.

      The final value of the award is determined based upon three factors. The first is the number of PSUs awarded at the commencement of the three-year cycle. The second factor relates to the performance score as measured against predetermined earnings per share, economic value added and cumulative free cash flow objectives for the 1999-2001 three-year cycle. The performance scoring can range from a minimum of 0% to a maximum of 150% achievement. The third factor involves the value per unit which is determined at the conclusion of the three-year cycle.

(/2/) This column lists the number of shares of Common Stock, the value of which would be payable to the named executives at the threshold achievement level of 8 1/3%. If the achievement level at the end of the three-year cycle is less than this threshold, no payments are made.

(/3/) This column lists the number of shares of Common Stock, the value of which would be payable to the named executives at the target, or 100% achievement level.

(/4/) This column lists the number of shares of Common Stock, the value of which would be payable to the named executives at the 150% achievement level.

Performance Graph

  The following graph compares the Corporation's cumulative total stockholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard and Poor's 500 Index and the Standard and Poor's Food Industry Group Index.

                                 [LINE GRAPH]
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       HERSHEY FOODS CORPORATION, S&P 500 INDEX AND S&P FOOD GROUP INDEX
------------------------------------------------------------------------------
                                    [GRAPH]
           Hershey Foods    S&P 500    S&P Food Group
1994           $100          $100          $100
1995            138           138           127
1996            189           169           151
1997            271           225           216
1998            276           290           234
1999            214           351           184
* Total return assumes reinvestment of dividends.
  Assumes $100 invested on 12/31/94 in Hershey Common Stock, S&P 500 Index and S&P Food Group Index.

Benefit Protection Arrangements

  The Corporation provides an Executive Benefits Protection Plan ("Benefits Protection Plan") for the five executive officers named in the Summary Compensation Table and other key management personnel. The Benefits Protection Plan replaces severance agreements previously entered into with these individuals. The terms of the Benefits Protection Plan are consistent with the practices followed by other major public corporations in the U.S. and generally provide that in the event the executive's employment with the Corporation terminates within two years after a "change in control" of the Corporation, the executive is entitled to certain severance payments and benefits. A "change in control" is defined to include an event in which the Milton Hershey School Trust no longer holds voting control of the Corporation and another party acquires 25% or more of the combined voting power or common equity of the Corporation. Under the Benefits Protection Plan, upon the executive's termination after a change in control as described above, and in order to assist the executive in transitioning to new employment, the executive generally would be entitled to receive in a lump sum three times the executive's base salary, AIP bonus and PSU payout. The executive would also be entitled to continuation of health benefits for a period of three years and reimbursement for federal excise taxes payable (but not for income taxes payable). The executive would also become vested in benefits under existing compensation and benefit programs (including those described in the Executive Compensation section) and would generally be paid such benefits at the time of the executive's termination from a grantor trust to be established and funded at the time of any such change in control.

  The Milton Hershey School Trust has indicated to the Corporation that it intends to maintain voting control of the Corporation and, therefore, it is unlikely that the Benefits Protection Plan would be utilized. The Milton Hershey School Trust has also indicated that it, however, accepts the position of the Corporation's Board of Directors that such arrangements are part of the usual and ordinary compensation packages at major public companies and are important to the Corporation's ability to attract and retain key employees.

Pension Plans

  Executive officers are eligible to receive pension benefits payable under the Corporation's qualified defined benefit pension plan ("Pension Plan"), as well as the nonqualified supplemental executive retirement plan that provides benefits in excess of those that may be provided under plans (such as the Pension Plan) that are subject to limitations under the Internal Revenue Code. The combined benefit paid to a participant pursuant to these plans is equal to 55% of that individual's final average compensation. Final average compensation is determined by adding the participant's three year average of base salary and five year average AIP bonus. The combined amounts paid under the two plans are reduced by any applicable Social Security benefits received, by a specified percentage for each month that retirement occurs before age 60, and by a specified percentage for each year that retirement occurs prior to the individual completing 15 years of service with the Corporation.

  The final average compensation and the credited years of service as of December 31, 1999, respectively, for each of the named executive officers are:
K. L. Wolfe, $1,279,584, 30.8 years; J. P. Viviano, $973,072, 31.7 years; M.
F. Pasquale, $566,262, 20.4 years; W. F. Christ, $498,061, 29.2 years; and R.
M. Reese, $384,374, 20.4 years.

                               VOTING OF PROXIES

  A proxy may be revoked at any time before it is voted at the meeting by submitting to the Secretary of the Corporation a written notice revoking it, by a duly-executed proxy bearing a later date, by a telephone vote cast at a later date, or by voting by ballot at the meeting. Shares held for each participant in the Corporation's Automatic Dividend Reinvestment Service Plan or the ESSIOP will be voted by the plan trustee as directed by the participant's proxy. If an Automatic Dividend Reinvestment Service Plan participant does not return a proxy, the participant's shares in the plan will not be voted. If an ESSIOP participant does not return a proxy, that participant's shares will be voted by the plan trustee in the same proportion as the final aggregate votes of plan participants actually voting on the matter.

                            SOLICITATION OF PROXIES

  The cost of preparing, assembling and mailing this proxy solicitation material and Notice of Annual Meeting of Stockholders will be paid by the Corporation. The Corporation has retained ChaseMellon Shareholder Services to assist in soliciting proxies for a fee of $4,750 plus reimbursement of reasonable out-of-pocket expenses. Additional solicitation by mail, telephone, telecopier or by personal solicitation may be done by directors, officers and regular employees of the Corporation, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Corporation's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Corporation for their reasonable expenses.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Corporation's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of the Corporation's stock. Copies of these reports must also be furnished to the Corporation. Based on an examination of these reports and on written representations provided to the Corporation, all such reports have been timely filed, except that inadvertently reports were not timely filed in connection with one purchase of 100 shares of the Corporation's Common Stock by a director, William H. Alexander, in November 1999, and one purchase of 100 shares of the Corporation's Common Stock by the wife of Kenneth L. Wolfe, Chairman and Chief Executive Officer of the Corporation, in December 1996.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  During 1999 the Corporation and its subsidiaries had a number of transactions with Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, involving the purchase or sale of goods and services. These transactions were primarily with Hershey Entertainment & Resorts Company, based in Hershey, Pennsylvania, and wholly-owned by the Milton Hershey School Trust.

  The aggregate value of sales made during 1999 by the Corporation and its subsidiaries to Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, amounted to approximately $950,000. During the same year, the Corporation purchased goods and services from these entities in the amount of approximately $1,600,000. These transactions were on terms that the Corporation believes to be no less favorable to the Corporation than those which could have been obtained from other purchasers or vendors.

  From time to time the Corporation also makes purchases of real property in the Hershey area from the Milton Hershey School Trust and from Hershey Entertainment & Resorts Company, which have substantial real estate holdings in the area. These transactions are made on terms that the Corporation believes are as favorable to it as would be available to other purchasers. In July 1999, the Corporation acquired approximately 94 acres of land near Hershey, Pennsylvania, from the Milton Hershey School Trust at a purchase price of $1,797,500. The purchase price was the fair market value of the land as determined by two independent appraisers, one representing the seller and the other representing the buyer. The site was acquired for construction and development of a new warehouse and distribution facility which the Corporation will lease.

                                OTHER BUSINESS

  As of February 25, 2000, the Corporation had received no proposal, nomination for director or other business submitted in accordance with its By-Laws for consideration at the Annual Meeting, and therefore, it is not expected that any business other than that set forth in the Notice of Annual Meeting of Stockholders and more specifically described in this Proxy Statement will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

  The 2001 Annual Meeting of Stockholders will be held on April 24, 2001. To be eligible for inclusion in the Corporation's Proxy Statement for the 2001 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation by November 13, 2000.

  Stockholders (other than those holding 25% of the outstanding votes entitled to be cast) who do not submit proposals for inclusion in the Proxy Statement but who intend to present a proposal, nomination for director or other business for consideration at any meeting of stockholders, including any annual meeting, are required by the Corporation's By-Laws to notify the Secretary of the Corporation of their proposal or nomination and provide other information in advance of such meeting. Stockholders interested in making proposals at the 2001 Annual Meeting should submit their name and address, their shareholdings, a brief description of the proposal, and any financial or other interest they have in such proposal to the Corporation no earlier than December 28, 2000 and no later than January 29, 2001.

  In addition, the Corporation's By-Laws require that a stockholder wishing to make a nomination for director at the 2001 Annual Meeting, who does not submit the nomination for inclusion in the Proxy Statement for such meeting, must submit the following information to the Corporation no earlier than December 28, 2000 and no later than January 29, 2001: name and address, a representation that the stockholder is a holder of record and intends to attend such meeting, a description of any arrangement between the stockholder and the individual planned to be nominated, the nominee's name, address and biographical information, and the consent of the nominee.

  All notices for stockholder proposals and director nominations should be sent to Hershey Foods Corporation, Attn: Secretary, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

         ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

  The Corporation will provide without charge to each beneficial owner of its Common Stock and Class B Common Stock, upon such stockholder's request, a copy (without exhibits) of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission. Requests for copies should be addressed to Hershey Foods Corporation, Attn: Investor Relations Department, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

  Appendix A to this Proxy Statement contains the Annual Report to Stockholders, including Management's Discussion and Analysis and the Consolidated Financial Statements, and Appendix B contains other investor information. Appendix A, Appendix B and the Annual Report on Form 10-K are not part of the Corporation's proxy solicitation materials.

                                          By order of the Board of Directors,

                                                Robert M. Reese
                                            Senior Vice President,
                                              General Counsel and
                                                   Secretary


March 13, 2000

  Stockholders who desire to have their stock voted at the meeting are requested to either (1) follow the telephone voting instructions on the enclosed proxy card or (2) mark, sign, and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope. Stockholders may revoke their proxies at any time prior to the meeting and stockholders who are present at the meeting may revoke their proxies and vote, if they so desire, in person.

                                   Appendix A
                         Annual Report to Stockholders

                           HERSHEY FOODS CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS

OPERATING RESULTS

  The Corporation's sales decreased in 1999, following a record performance in 1998. During the two-year period, net sales decreased at a compound annual rate of 4%. The sales decrease reflected the divestiture of the Corporation's pasta business in January 1999 and reduced 1999 shipments in the United States of confectionery and grocery products, which more than offset higher sales for core confectionery and grocery brands in 1998. The reduction in shipments resulted primarily from difficulties in order fulfillment (customer service, warehousing, and shipping) encountered since the start-up of a new integrated information system and new business processes during the third quarter of 1999. The sales decrease was partially offset by incremental sales from the introduction of new confectionery products, and to a lessor extent, sales increases in the Canadian and Mexican markets.

  The Corporation's income increased in 1999 reflecting the gain on the sale of the Corporation's pasta business. Excluding the $165.0 million after-tax gain on the sale of the pasta business, net income decreased in 1999 following a record performance in 1998. During the two-year period, net income decreased at a compound annual rate of 6%. The decrease in net income reflected the divestiture of the pasta business and sales decline in 1999, and a lower gross margin over the two-year period, partly the result of higher costs associated with the order fulfillment difficulties noted above. These items were partially offset by lower levels of selling and marketing, administrative and interest expenses.

  The following divestiture occurred during the period:

 . January 1999--The completion of the sale of a 94% majority interest of the Corporation's U.S. pasta business to New World Pasta, LLC. The transaction included the AMERICAN BEAUTY, IDEAL BY SAN GIORGIO, LIGHT 'N FLUFFY, MRS. WEISS, P&R, RONZONI, SAN GIORGIO and SKINNER pasta brands, along with six manufacturing plants. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded a gain of approximately $243.8 million before tax, $165.0 million or $1.17 per share--diluted after tax, as a result of the transaction.

Net Sales

  Net sales decreased $464.7 million or 10% in 1999 following an increase in 1998 of $133.4 million or 3%. The decrease in 1999 was primarily a result of the divestiture of the Corporation's pasta business, resulting in a sales reduction of $343.8 million, and sales decreases in the United States of core confectionery and grocery products. Sales of confectionery and grocery products declined in the first quarter of 1999 primarily as a result of the December 1998 buy-in on promotions of regular count and vending items. Sales decreases in the third and fourth quarters were primarily the result of problems encountered since the July start-up of new business systems and processes. These sales declines were partially offset by incremental sales from the introduction of new confectionery products, increased export sales in international markets and sales increases in the Corporation's Canadian and Mexican markets. The increase in 1998 was primarily a result of incremental sales from the introduction of new confectionery products and increased sales volume for core confectionery and grocery products in North America. These increases were offset somewhat by a decline in sales in the Corporation's Asian and Russian markets and the impact of currency exchange rates in the Canadian and Mexican markets, in addition to higher levels of confectionery unsalables and lower sales of pasta products.

Costs and Expenses

  Cost of sales as a percent of net sales increased from 57.9% in 1997 to 59.2% in 1998, and to 59.3% in 1999. The decrease in gross margin in 1999 reflected lower profitability resulting from the mix of confectionery items sold in 1999 compared with sales during 1998, primarily related to lower sales of the more profitable standard bars. Higher freight and distribution costs, reflecting increased costs related to the implementation of new business systems and processes and distribution center capacity constraints, and higher depreciation expense as a percent of sales, also contributed to the lower gross margin. These cost increases were offset partially by selling price increases in the Corporation's Canadian and Mexican markets and decreased costs for packaging materials and certain raw materials. The decrease in gross margin in 1998 was principally the result of higher costs for certain major raw materials, primarily milk and cocoa, labor and overhead, higher shipping and distribution costs and the mix of non-chocolate and chocolate confectionery items sold in 1998 compared to 1997. These cost increases were partially offset by lower costs for certain raw materials and improved manufacturing efficiencies, including significant improvements in plants acquired with the Leaf confectionery business in December 1996, from an affiliate of Huhtamaki Oy.

  Selling, marketing and administrative expenses decreased by 9% in 1999, reflecting lower expenses resulting from the divestiture of the pasta business, reduced marketing expenses for core confectionery brands and lower administrative expenses. These decreases were offset partially by increased spending associated with the introduction of new products and international exports, in addition to higher amortization expense for capitalized software. Excluding the divestiture of the pasta business, advertising and promotion expense was essentially equal to the prior year as a percent of sales. Selling, marketing and administrative costs decreased by 1% in 1998, as reduced marketing expenses for existing brands, lower selling expenses in international markets and lower administrative expenses were only partially offset by higher marketing expenses associated with the introduction of new products.

  During the first quarter of 1999, the Corporation changed its retiree medical plan to eliminate coverage for all eligible hourly employees under age 45, to be replaced by annual contributions into the Employee Savings Stock Investment and Ownership Plan (ESSIOP). The change applied primarily to U.S. hourly employees working in Pennsylvania. This change resulted in the recognition of a $15.4 million pre-tax gain in 1999, excluding contributions to the ESSIOP. Effective December 1998, all U.S. full-time salaried employees, and all non-union hourly plant employees working outside Hershey, Pennsylvania under age 45 were eligible for the ESSIOP contributions, resulting in the recognition of a $13.0 million pre-tax gain in 1998.

Interest Expense, Net

  Net interest expense in 1999 was $11.4 million below the prior year, primarily as a result of lower short-term interest expense as a portion of the proceeds from the sale of the pasta business and positive cash flow was used to reduce short-term borrowings. Net interest expense in 1998 exceeded the prior year by $9.4 million, primarily as a result of increased borrowings associated with the purchase of Common Stock from the Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (Milton Hershey School Trust), partially offset by lower interest expense reflecting reduced average short-term borrowings.


Provision for Income Taxes

  The Corporation's effective income tax rate was 39.3%, 38.8% and 36.8% in 1997, 1998 and 1999, respectively. Excluding the provision for income taxes associated with the gain on the sale of the pasta business, the effective income tax rate was 39.0% in 1999. The rate decreased from 39.3% in 1997 to 38.8% in 1998 primarily due to changes in the mix of the Corporation's income among various tax jurisdictions.

Net Income

  Net income increased $119.4 million in 1999, reflecting an after-tax gain of $165.0 million on the sale of the Corporation's pasta business. Excluding the gain, net income decreased $45.6 million or 13% in 1999, following an increase of $4.6 million or 1% in 1998. Excluding the gain on the sale of the pasta business, net income as a percent of net sales was 7.4% in 1999, 7.7% in 1998 and 7.8% in 1997.

FINANCIAL POSITION

  The Corporation's financial position remained strong during 1999. The capitalization ratio (total short-term and long-term debt as a percent of stockholders' equity, short-term and long-term debt) was 50% as of December 31, 1999 and 54% as of December 31, 1998. The ratio of current assets to current liabilities was 1.8:1 as of December 31, 1999, and 1.4:1 as of December 31, 1998. The lower capitalization ratio as of December 31, 1999, and the higher ratio of current assets to current liabilities primarily reflected the use of a portion of the proceeds from the sale of the pasta business to reduce short-term borrowings.

Assets

  Total assets decreased $57.4 million or 2% as of December 31, 1999, primarily as a result of the divestiture of the pasta business and lower accounts receivable, substantially offset by increases in inventories and cash and cash equivalents.

  Current assets increased by $146.0 million or 13% reflecting increased inventories, cash and cash equivalents, prepaid expenses and other current assets. An increase in inventories of $109.0 million primarily reflected higher raw material and finished goods inventories. The increase in cash and cash equivalents resulted from higher cash collections from customers in December compared to the prior year and year 2000 contingency plans. A decrease in accounts receivable reflected lower sales and increased collections from customers in December, as well as a reduction of accounts receivable with extended payment terms as of December 31, 1999.

  As of December 31, 1999, accounts receivable included increased deductions from customer invoices and higher past due amounts as compared to the prior year. These increases were primarily the result of shipping, billing and processing difficulties encountered during the third and fourth quarters associated with the July start-up of the new integrated information system and new business processes. The Corporation has made substantial progress in resolving these problems, clearing open deductions and collecting past due receivables.

  Property, plant and equipment was lower than the prior year primarily due to the divestiture of the pasta business and depreciation expense of $135.6 million, partially offset by capital additions of $115.4 million. The increase in other non-current assets was primarily associated with the capitalization of software.


Liabilities

  Total liabilities decreased by $113.8 million or 5% as of December 31, 1999, primarily reflecting a reduction of short-term borrowings and the divestiture of the pasta business, partially offset by an increase in accrued income taxes. The decrease in short-term debt of $136.7 million resulted from the use of a portion of the proceeds from the sale of the pasta business and positive cash flow to repay commercial paper borrowings. The increase in accrued income taxes of $54.7 million primarily reflected the income tax provision on the gain on sale of the pasta business.

Capital Structure

  The Corporation has two classes of stock outstanding, Common Stock and Class B Common Stock (Class B Stock). Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the

Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

LIQUIDITY

  Historically, the Corporation's major source of financing has been cash generated from operations. The Corporation's income and, consequently, cash provided from operations during the year are affected by seasonal sales patterns, the timing of new product introductions, business acquisitions and divestitures, and price increases. Chocolate, confectionery and grocery seasonal and holiday-related sales have typically been highest during the third and fourth quarters of the year, representing the principal seasonal effect. Generally, seasonal working capital needs peak during the summer months and have been met by issuing commercial paper.

  Over the past three years, cash requirements for share repurchases, capital expenditures, capitalized software additions and dividend payments exceeded cash provided from operating activities and proceeds from the sale of the pasta business by $102.9 million. Total debt, including debt assumed, increased during the period by $119.6 million. Cash and cash equivalents increased by $56.7 million during the period.

  The Corporation anticipates that capital expenditures will be in the range of $150 million to $170 million per annum during the next several years as a result of continued modernization of existing facilities and capacity expansion to support new products and line extensions. As of December 31, 1999, the Corporation's principal capital commitments included manufacturing capacity expansion, modernization and efficiency improvements.

  In January 1999, the Corporation implemented the first phase of an enterprise-wide integrated information system in the United States. The first phase of system implementation included new business systems and processes related to purchasing, accounts payable, fixed assets, the general ledger, production reporting, and tracking of plant inventories. The start-up of the second phase of system implementation began in July 1999 and included systems and processes in the areas of sales order and billing, transportation planning and management, electronic data interchange communications with warehouses, finished goods inventories, accounts receivable and tracking of marketing promotions. As of December 31, 1999, approximately $98.8 million of capitalized software and hardware and $13.2 million of expenses were incurred for the enterprise-wide information system and related projects. Total commitments for these systems are expected to be approximately $115 million to $120 million, including incremental costs to resolve problems encountered with new business systems and processes. These expenditures were financed with cash provided from operations and short-term borrowings.

  In July 1999, the Corporation entered into an operating lease agreement for an amount not to exceed $65 million for the purpose of financing construction costs of a warehouse and distribution facility located on land owned by the Corporation near Hershey, Pennsylvania. Under the agreement, the lessor pays for the construction costs and thereafter leases the facility to the Corporation. The lease term is six years, including the construction period. The lease may be extended at the Corporation's option for up to four renewal periods of five years each. The lease provides for a substantial residual guarantee and includes an option to purchase the facility at original cost. The first phase of the distribution center is expected to open in the second quarter of 2000.

  During 1999, 5,478,379 shares of Common Stock were repurchased for $318.0 million under share repurchase programs, including 1,579,779 shares purchased from the Milton Hershey School Trust for $100.0 million. Under share repurchase programs which began in 1993, a total of 15,339,498 shares of

Common Stock have been repurchased for approximately $605.6 million. Of the shares repurchased, 528,000 shares were retired, 1,320,781 shares were reissued to satisfy stock options obligations, Supplemental Retirement Contributions and employee stock ownership trust (ESOP) obligations and the remaining 13,490,717 shares were held as Treasury Stock as of December 31, 1999. Additionally, the Corporation has purchased a total of 28,000,536 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $1.0 billion. As of December 31, 1999, a total of 41,491,253 shares were held as Treasury Stock and $24.4 million remained available for repurchases of Common Stock under the program approved by the Corporation's Board of Directors in February 1999. In October 1999, the Corporation's Board of Directors approved an additional share repurchase program authorizing the repurchase of up to $200 million of the Corporation's Common Stock.

  In March 1997, the Corporation issued $150 million of 6.95% Notes under a November 1993 Form S-3 Registration Statement. In August 1997, the Corporation filed another Form S-3 Registration Statement under which it could offer, on a delayed or continuous basis, up to $500 million of additional debt securities. Also in August 1997, the Corporation issued $150 million of 6.95% Notes due 2012 and $250 million of 7.2% Debentures due 2027 under the November 1993 and August 1997 Registration Statements. Proceeds from the debt issuance were used to repay a portion of the short-term borrowings associated with the purchase of Common Stock from the Milton Hershey School Trust. As of December 31, 1999, $250 million of debt securities remained available for issuance under the August 1997 Registration Statement. Proceeds from any offering of the $250 million of debt securities available under the shelf registration may be used for general corporate requirements which include reducing existing commercial paper borrowings, financing capital additions and share repurchases, and funding future business acquisitions and working capital requirements.

  As of December 31, 1999, the Corporation maintained a committed credit facility agreement with a syndicate of banks in the amount of $500.0 million which could be borrowed directly or used to support the issuance of commercial paper. The Corporation has the option to increase the credit facility by $1.0 billion with the concurrence of the banks. In December 1999, the short-term credit facility agreement was renewed for a total of $200 million and the long-term committed credit facility agreement remained in effect for $300 million, expiring in December 2002. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions. The Corporation also had lines of credit with domestic and international commercial banks of $25.0 million and $23.0 million as of December 31, 1999 and 1998, respectively.

Cash Flow Activities

  Cash provided from operating activities totaled $1.2 billion during the past three years. Over this period, cash used by or provided from accounts receivable and inventories has tended to fluctuate as a result of sales during December and inventory management practices. The change in cash required for or provided from other assets and liabilities between the years was primarily related to commodities transactions, the timing of payments for accrued liabilities, including income taxes, and variations in the funding status of pension plans.

  Investing activities included capital additions and a business divestiture. Capital additions during the past three years included the purchase of manufacturing equipment, and expansion and modernization of existing facilities. In 1999, the Corporation's pasta business was sold for $450 million in cash.

  Financing activities included debt borrowings and repayments, payment of dividends, the exercise of stock options, incentive plan transactions and the repurchase of Common Stock. During the past three years, short-term borrowings in the form of commercial paper or bank borrowings were used to fund seasonal working capital requirements, share repurchase programs and purchases of Common Stock from the Milton Hershey School Trust. The proceeds from the issuance of long-term debt were used to reduce short-term borrowings. During the past three years, a total of 15,802,718 shares of Common Stock have been repurchased for $841.8 million, including 11,480,769 shares purchased from the Milton Hershey School Trust for $600.0 million. Cash requirements for incentive plan transactions were $57.5 million during the past three years, substantially offset by cash received from the exercise of stock options of $52.6 million. Cash used by incentive plan transactions in 1997 and 1998 reflected purchases of the Corporation's Common Stock in the open market to repurchase Common Stock issued for stock options exercises. Beginning in early 1998, shares of treasury stock were reissued for stock options exercises.

ACCOUNTING POLICIES AND MARKET RISKS ASSOCIATED WITH DERIVATIVE INSTRUMENTS

  The Corporation utilizes certain derivative instruments, including interest rate swaps and forward agreements, foreign currency forward exchange contracts and commodity futures contracts, to manage interest rate, currency exchange rate and commodity market price risk exposures. The interest rate swaps and forward agreements, and foreign currency contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. Commodity futures contracts are entered into for varying periods and are intended and effective as hedges of anticipated raw material purchases. The Corporation does not hold or issue derivative instruments for trading purposes and is not a party to any instruments with leverage or prepayment features. In entering into these contracts, the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

  The information below summarizes the Corporation's market risks associated with long-term debt and derivative instruments outstanding as of December 31, 1999. This information should be read in conjunction with Note 1, Note 5, Note 7 and Note 8 to the Consolidated Financial Statements.

Long-Term Debt

  The table below presents the principal cash flows and related interest rates by maturity date for long-term debt as of December 31, 1999. The fair value of long-term debt was determined based upon quoted market prices for the same or similar debt issues.

                                    Maturity Date
                   -----------------------------------------------------
                     (In thousands of dollars except for rates)
                                                       There-               Fair
                    2000   2001  2002   2003    2004   after     Total     Value
                   ------  ----  ----  -------  ----  --------  --------  --------
   Long-term Debt  $2,440  $712  $838  $17,133  $136  $859,394  $880,653  $856,856
    Fixed Rate        6.4%  2.0%  2.0%     4.4%  2.0%      7.2%      7.1%

Interest Rate Swaps and Forward Agreements

  In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swap agreements. In October 1999, the Corporation entered into an interest rate swap agreement to effectively convert $200 million of 6.7% Notes Due 2005 (Notes) to variable rate debt. The interest rate swap agreement is cancelable at the sole discretion of the counterparty effective April 2, 2001. At the same time, the Corporation entered into forward interest rate agreements to fix the interest rate on the Notes at 5.8% through April 2, 2001. Subsequently, if the counterparty chooses not to cancel the agreement, the interest rate on the Notes would be variable based on the London InterBank Offered Rate (LIBOR) until expiration on October 1, 2005.

  As of December 31, 1998, the Corporation had agreements outstanding with an aggregate notional amount of $75.0 million maturing in September 1999 to effectively convert a portion of its floating rate commercial paper borrowings to fixed rate debt. As of December 31, 1998, interest rates payable were at a weighted average fixed rate of 6.3% and interest rates receivable averaging 5.2% were based on 30-day commercial paper composite rates. Any interest rate differential on interest rate swaps and forward agreements is recognized as an adjustment to interest expense over the term of each agreement. The Corporation's risk related to interest rate swap and forward agreements is limited to the cost of replacing such agreements at prevailing market rates. The potential loss in fair value of interest rate swaps and forward agreements resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 1999 and 1998.

Foreign Exchange Contracts

  The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements.

  Foreign exchange forward contracts are intended and effective as hedges of firm, identifiable, foreign currency commitments. In accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, these contracts meet the conditions for hedge accounting treatment and accordingly, gains and losses are deferred and accounted for as part of the underlying transactions. Gains and losses on terminated derivatives designated as hedges are accounted for as part of the originally hedged transaction. Gains and losses on derivatives designated as hedges of items which mature, are sold or terminated, are recorded currently in income.

  As of December 31, 1999, the Corporation had foreign exchange forward contracts maturing in 2000 and 2001 to purchase $18.0 million in foreign currency, primarily euros and British sterling, and to sell $31.2 million in foreign currency, primarily Canadian dollars and Japanese yen, at contracted forward rates.

  As of December 31, 1998, the Corporation had foreign exchange forward contracts maturing in 1999 and 2000 to purchase $10.5 million in foreign currency, primarily British sterling and Dutch gilders, and to sell $9.6 million in Japanese yen at contracted forward rates.

  The fair value of foreign exchange forward contracts was estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences. As of December 31, 1999 and 1998, the fair value of foreign exchange forward contracts approximated the contract value. The potential loss in fair value of foreign exchange forward contracts resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 1999 and 1998.

Commodity Price Risk Management

  The Corporation's most significant raw materials include cocoa, sugar, milk, peanuts and almonds. The Corporation attempts to minimize the effect of future price fluctuations related to the purchase of these raw materials primarily through forward purchasing to cover future manufacturing requirements, generally for periods from 3 to 24 months. With regard to cocoa, sugar, corn sweeteners, natural gas and certain dairy products, price risks are also managed by entering into futures contracts. At the present time, active futures contracts are not available for use in pricing the Corporation's other major raw materials. Futures contracts are used in combination with forward purchasing of cocoa, sugar, corn sweetener, natural gas and certain dairy product requirements principally to take advantage of market fluctuations which provide more favorable pricing opportunities and to increase diversity or flexibility in sourcing these raw materials and energy requirements. The Corporation's commodity procurement practices are intended to reduce the risk of future price increases, but also may potentially limit the ability to benefit from possible price decreases.

  The cost of cocoa beans and the prices for the related commodity futures contracts historically have been subject to wide fluctuations attributable to a variety of factors, including the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates, political unrest in producing countries and speculative influences. Cocoa prices have declined recently as additional production, spurred by higher prices of the mid 1990's, has come on stream and as the economic difficulties in eastern Europe, particularly Russia, and Southeast Asia, have negatively impacted demand. During 2000, these negative demand influences could continue to keep cocoa futures prices contained. The Corporation's costs during 2000 will not necessarily reflect market price fluctuations because of its forward purchasing practices, premiums and discounts reflective of relative values, varying delivery times, and supply and demand for specific varieties and grades of cocoa beans.

Commodities Futures Contracts

  In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements, the Corporation enters into commodities futures contracts as deemed appropriate to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80, Accounting for Futures Contracts, these futures contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost. Gains and losses on futures designated as hedges of anticipated purchases which are no longer likely to occur are recorded currently in income.

  Exchange traded futures contracts are used to fix the price of physical forward purchase contracts. Cash transfers reflecting changes in the value of futures contracts are made on a daily basis and are included in other current assets or accrued liabilities on the consolidated balance sheets. Such cash transfers will be offset by higher or lower cash requirements for payment of invoice prices of raw materials and energy requirements in the future. Futures being held in excess of the amount required to fix the price of unpriced physical forward contracts are effective as hedges of anticipated purchases.

  The following sensitivity analysis reflects the market risk of the Corporation to a hypothetical adverse market price movement of ten percent, based on the Corporation's net commodity positions at four dates spaced equally throughout the year. The Corporation's net commodity positions consist of the excess of futures contracts held over unpriced physical forward contracts for the same commodities, relating to cocoa, sugar, corn sweeteners and natural gas. Inventories, priced forward contracts and estimated anticipated purchases not yet contracted for were not included in the sensitivity analysis calculations. A loss is defined, for purposes of determining market risk, as the potential decrease in fair value or the opportunity cost resulting from the hypothetical adverse price movement. The fair values of net commodity positions were based upon quoted market prices or estimated future prices including estimated carrying costs corresponding with the future delivery period.

   For the years ended
   December 31,                     1999                 1998
  -------------------------------------------------------------------
   In millions of dollars           Market Risk          Market Risk
                             Fair  (Hypothetical  Fair  (Hypothetical
                            Value   10% Change)  Value   10% Change)
                            ---------------------------------
   Highest long position    $147.7     $14.8     $134.9     $13.5
   Lowest long position       54.3       5.4       45.6       4.6
   Average position (long)   111.0      11.1       76.3       7.6

  Sensitivity analysis disclosures represent forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. The important factors that could affect the sensitivity analysis disclosures include significant increases or decreases in market prices reflecting fluctuations attributable to the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates, political unrest in producing countries and speculative influences in addition to changes in the Corporation's hedging strategies.

MARKET PRICES AND DIVIDENDS

  Cash dividends paid on the Corporation's Common Stock and Class B Stock were $136.7 million in 1999 and $129.0 million in 1998. The annual dividend rate on the Common Stock was $1.04 per share, an increase of 8% over the 1998 rate of $.96 per share. The 1999 dividend represented the 25th consecutive year of Common Stock dividend increases.

  On February 9, 2000, the Corporation's Board of Directors declared a quarterly dividend of $.26 per share of Common Stock payable on March 15, 2000, to stockholders of record as of February 25, 2000. It is the Corporation's 281st consecutive Common Stock dividend. A quarterly dividend of $.235 per share of Class B Stock also was declared.

  Hershey Foods Corporation's Common Stock is listed and traded principally on the New York Stock Exchange (NYSE) under the ticker symbol "HSY."
Approximately 128.6 million shares of the Corporation's Common Stock were traded during 1999. The Class B Stock is not publicly traded.

  The closing price of the Common Stock on December 31, 1999, was $47 7/16. There were 43,265 stockholders of record of the Common Stock and the Class B Stock as of December 31, 1999.

  The following table shows the dividends paid per share of Common Stock and Class B Stock and the price range of the Common Stock for each quarter of the past two years:

              Dividends Paid    Common Stock
                Per Share       Price Range*
              -------------- -------------------
              Common Class B
              Stock   Stock    High       Low
              ------ ------- --------- ---------
1999
  1st Quarter $  .24 $ .2175 $64 7/8   $54 1/8
  2nd Quarter    .24   .2175  59 1/2    48 13/16
  3rd Quarter    .26   .2350  61 7/16   48 1/2
  4th Quarter    .26   .2350  54 3/16   45 3/4
              ------ -------
    Total     $ 1.00 $ .9050
              ====== =======
1998
  1st Quarter $  .22 $ .2000 $73 3/8   $59 11/16
  2nd Quarter    .22   .2000  76 3/8    67 3/16
  3rd Quarter    .24   .2175  72 5/16   60 1/2
  4th Quarter    .24   .2175  75 13/16  60 3/4
              ------ -------
    Total     $  .92 $ .8350
              ====== =======

--------
* NYSE-Composite Quotations for Common Stock by calendar quarter.

RETURN MEASURES

Operating Return on Average Stockholders' Equity

  The Corporation's operating return on average stockholders' equity was 27.6% in 1999. Over the most recent five-year period, the return has ranged from 22.2% in 1995 to 36.0% in 1998. For the purpose of calculating operating return on average stockholders' equity, earnings is defined as net income, excluding the after-tax restructuring activities in 1995, the after-tax loss on the disposal of businesses in 1996 and the after-tax gain on the sale of the pasta business in 1999.

Operating Return on Average Invested Capital

  The Corporation's operating return on average invested capital was 14.8% in 1999. Over the most recent five-year period, the return has ranged from 17.8% in 1996 to 14.8% in 1999. Average invested capital consists of the annual average of beginning and ending balances of long-term debt, deferred income taxes and stockholders' equity. For the purpose of calculating operating return on average invested capital, earnings is defined as net income, excluding the after-tax restructuring activities in 1995, the after-tax loss on disposal of businesses in 1996, the after-tax gain on the sale of the pasta business in 1999, and the after-tax effect of interest on long-term debt.

YEAR 2000 ISSUES

  The Corporation completed its year 2000 testing and remediation programs in the third quarter of 1999. No significant year 2000 problems have been encountered with the Corporation's information technology (IT) and non-IT systems. The total cost of testing and remediation of the Corporation's IT and non-IT systems not being replaced by the integrated information system project was approximately $6.0 million.

  The Corporation also assessed year 2000 remediation issues relating to its major business partners. All of the Corporation's major customers have been contacted regarding year 2000 issues related to electronic data interchange. The Corporation also contacted all of its major suppliers of ingredients, packaging, facilities, logistics and financial services with regard to year 2000 issues. No significant year 2000 problems have been encountered with the Corporation's major business partners.

SAFE HARBOR STATEMENT

  The nature of the Corporation's operations and the environment in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Corporation notes the following factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Many of the forward looking statements contained in this document may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential" among others. Factors which could cause results to differ include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including income taxes; market demand for new and existing products; raw material pricing; the Corporation's ability to fully remedy the problems and avoid the increased costs encountered since implementing changes to the customer service, warehousing, and order fulfillment processes and systems in the third quarter of 1999; the ability to restore customer service to historical levels; the effects service levels and other factors have on future customer demand; and the ability to complete construction and commence operations of new warehousing facilities on schedule.

                           HERSHEY FOODS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,            1999        1998       1997
--------------------------------------------------------------------------
In thousands of dollars except per
share amounts
Net Sales                                $3,970,924  $4,435,615 $4,302,236
                                         ----------  ---------- ----------
Costs and Expenses:
  Cost of sales                           2,354,724   2,625,057  2,488,896
  Selling, marketing and administrative   1,057,840   1,167,895  1,183,130
  Gain on sale of business                 (243,785)        --         --
                                         ----------  ---------- ----------
    Total costs and expenses              3,168,779   3,792,952  3,672,026
                                         ----------  ---------- ----------
Income before Interest and Income Taxes     802,145     642,663    630,210
  Interest expense, net                      74,271      85,657     76,255
                                         ----------  ---------- ----------
Income before Income Taxes                  727,874     557,006    553,955
  Provision for income taxes                267,564     216,118    217,704
                                         ----------  ---------- ----------
Net Income                               $  460,310  $  340,888 $  336,251
                                         ==========  ========== ==========
Net Income Per Share--Basic              $     3.29  $     2.38 $     2.25
                                         ==========  ========== ==========
Net Income Per Share--Diluted            $     3.26  $     2.34 $     2.23
                                         ==========  ========== ==========
Cash Dividends Paid Per Share:
  Common Stock                           $     1.00  $     .920 $     .840
  Class B Common Stock                         .905        .835       .760


The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

December 31,                                            1999         1998
------------------------------------------------------------------------------
In thousands of dollars
ASSETS
Current Assets:
  Cash and cash equivalents                          $   118,078  $    39,024
  Accounts receivable--trade                             352,750      451,324
  Inventories                                            602,202      493,249
  Deferred income taxes                                   80,303       58,505
  Prepaid expenses and other                             126,647       91,864
                                                     -----------  -----------
    Total current assets                               1,279,980    1,133,966
Property, Plant and Equipment, Net                     1,510,460    1,648,058
Intangibles Resulting from Business Acquisitions         450,165      530,464
Other Assets                                             106,047       91,610
                                                     -----------  -----------
    Total assets                                     $ 3,346,652  $ 3,404,098
                                                     ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                   $   136,567  $   156,937
  Accrued liabilities                                    292,497      294,415
  Accrued income taxes                                    72,159       17,475
  Short-term debt                                        209,166      345,908
  Current portion of long-term debt                        2,440           89
                                                     -----------  -----------
    Total current liabilities                            712,829      814,824
Long-term Debt                                           878,213      879,103
Other Long-term Liabilities                              330,938      346,769
Deferred Income Taxes                                    326,045      321,101
                                                     -----------  -----------
    Total liabilities                                  2,248,025    2,361,797
                                                     -----------  -----------
Stockholders' Equity:
  Preferred Stock, shares issued: none in 1999 and
   1998                                                      --           --
  Common Stock, shares issued: 149,506,964 in 1999
   and 149,502,964 in 1998                               149,507      149,503
  Class B Common Stock, shares issued: 30,443,908 in
   1999 and 30,447,908 in 1998                            30,443       30,447
  Additional paid-in capital                              30,079       29,995
  Unearned ESOP compensation                             (22,354)     (25,548)
  Retained earnings                                    2,513,275    2,189,693
  Treasury--Common Stock shares, at cost: 41,491,253
   in 1999 and 36,804,157 in 1998                     (1,552,708)  (1,267,422)
  Accumulated other comprehensive loss                   (49,615)     (64,367)
                                                     -----------  -----------
    Total stockholders' equity                         1,098,627    1,042,301
                                                     -----------  -----------
    Total liabilities and stockholders' equity       $ 3,346,652  $ 3,404,098
                                                     ===========  ===========

The notes to consolidated financial statements are an integral part of these balance sheets.

                           HERSHEY FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,                1999       1998       1997
------------------------------------------------------------------------------
In thousands of dollars
Cash Flows Provided from (Used by)
 Operating Activities
  Net income                                  $ 460,310  $ 340,888  $ 336,251
  Adjustments to reconcile net income to net
   cash provided from operations:
    Depreciation and amortization               163,308    158,161    152,750
    Deferred income taxes                        (8,336)    82,241     16,915
    Gain on sale of business, net of tax of
     $78,769                                   (165,016)       --         --
    Changes in assets and liabilities, net of
     effects from business divestiture:
     Accounts receivable--trade                  77,918    (90,493)   (68,479)
     Inventories                               (136,535)    12,276    (33,538)
     Accounts payable                            (8,742)    10,005     12,967
     Other assets and liabilities               (55,224)  (124,118)    85,074
    Other, net                                      --         745      4,018
                                              ---------  ---------  ---------
Net Cash Provided from Operating Activities     327,683    389,705    505,958
                                              ---------  ---------  ---------
Cash Flows Provided from (Used by)
 Investing Activities
  Capital additions                            (115,448)  (161,328)  (172,939)
  Capitalized software additions                (25,394)   (42,859)   (29,100)
  Proceeds from divestiture                     450,000        --         --
  Other, net                                     13,526      9,284     21,368
                                              ---------  ---------  ---------
Net Cash Provided from (Used by) Investing
 Activities                                     322,684   (194,903)  (180,671)
                                              ---------  ---------  ---------
Cash Flows Provided from (Used by)
 Financing Activities
  Net change in short-term borrowings          (136,742)   (36,543)  (217,018)
  Long-term borrowings                            1,696        --     550,000
  Repayment of long-term debt                      (393)   (25,187)   (15,588)
  Cash dividends paid                          (136,728)  (129,044)  (121,546)
  Exercise of stock options                      18,878     19,368     14,397
  Incentive plan transactions                       --     (22,458)   (35,063)
  Repurchase of Common Stock                   (318,024)   (16,151)  (507,654)
                                              ---------  ---------  ---------
Net Cash (Used by) Financing Activities        (571,313)  (210,015)  (332,472)
                                              ---------  ---------  ---------
Increase (Decrease) in Cash and Cash
 Equivalents                                     79,054    (15,213)    (7,185)
Cash and Cash Equivalents as of January 1        39,024     54,237     61,422
                                              ---------  ---------  ---------
Cash and Cash Equivalents as of December 31   $ 118,078  $  39,024  $  54,237
                                              =========  =========  =========
Interest Paid                                 $  77,049  $  89,001  $  64,937
Income Taxes Paid                               218,665    123,970    181,377

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                   Accumulated
                                     Class B   Additional   Unearned                  Treasury        Other         Total
                 Preferred  Common    Common    Paid-in       ESOP      Retained       Common     Comprehensive Stockholders'
                   Stock     Stock    Stock     Capital   Compensation  Earnings       Stock      Income (Loss)    Equity
-----------------------------------------------------------------------------------------------------------------------------
In thousands of
dollars
Balance as of
January 1, 1997    $ --    $ 149,472 $ 30,478   $ 42,432   $ (31,935)  $ 1,763,144  $   (759,695)   $ (32,875)   $ 1,161,021
                                                                                                                 -----------
Comprehensive
income (loss)
Net income                                                                 336,251                                   336,251
Other
comprehensive
income (loss):
 Foreign
 currency
 translation
 adjustments                                                                                           (9,368)        (9,368)
                                                                                                                 -----------
Comprehensive
income                                                                                                               326,883
Dividends:
 Common Stock,
 $.84 per share                                                            (98,390)                                  (98,390)
 Class B Common
 Stock, $.76 per
 share                                                                     (23,156)                                  (23,156)
Conversion of
Class B Common
Stock into
Common Stock                      13      (13)                                                                           --
Incentive plan
transactions                                        (879)                                                               (879)
Exercise of
stock options                                     (8,200)                                   (512)                     (8,712)
Employee stock
ownership trust
transactions                                         499       3,194                                                   3,693
Repurchase of
Common Stock                                                                            (507,654)                   (507,654)
                   ----    --------- --------   --------   ---------   -----------  ------------    ---------    -----------
Balance as of
December 31,
1997                --       149,485   30,465     33,852     (28,741)    1,977,849    (1,267,861)     (42,243)       852,806
                                                                                                                 -----------
Comprehensive
income (loss)
Net income                                                                 340,888                                   340,888
Other
comprehensive
income (loss):
 Foreign
 currency
 translation
 adjustments                                                                                          (18,073)       (18,073)
 Minimum pension
 liability
 adjustments,
 net of tax
 benefit                                                                                               (4,051)        (4,051)
                                                                                                                 -----------
Comprehensive
income                                                                                                               318,764
Dividends:
 Common Stock,
 $.92 per share                                                           (103,616)                                 (103,616)
 Class B Common
 Stock, $.835
 per share                                                                 (25,428)                                  (25,428)
Conversion of
Class B Common
Stock into
Common Stock                      18      (18)                                                                           --
Incentive plan
transactions                                        (985)                                                               (985)
Exercise of
stock options                                     (3,375)                                 16,590                      13,215
Employee stock
ownership trust
transactions                                         503       3,193                                                   3,696
Repurchase of
Common Stock                                                                             (16,151)                    (16,151)
                   ----    --------- --------   --------   ---------   -----------  ------------    ---------    -----------
Balance as of
December 31,
1998                --       149,503   30,447     29,995     (25,548)    2,189,693    (1,267,422)     (64,367)     1,042,301
                                                                                                                 -----------
Comprehensive
income (loss)
Net income                                                                 460,310                                   460,310
Other
comprehensive
income (loss):
 Foreign
 currency
 translation
 adjustments                                                                                           10,701         10,701
 Minimum pension
 liability
 adjustments,
 net of tax
 benefit                                                                                                4,051          4,051
                                                                                                                 -----------
Comprehensive
income                                                                                                               475,062
Dividends:
 Common Stock,
 $1.00 per share                                                          (109,175)                                 (109,175)
 Class B Common
 Stock, $.905
 per share                                                                 (27,553)                                  (27,553)
Conversion of
Class B Common
Stock into
Common Stock                       4       (4)                                                                           --
Incentive plan
transactions                                           2                                                                   2
Exercise of
stock options                                       (458)                                 32,738                      32,280
Employee stock
ownership
trust/benefits
transactions                                         540       3,194                                                   3,734
Repurchase of
Common Stock                                                                            (318,024)                   (318,024)
                   ----    --------- --------   --------   ---------   -----------  ------------    ---------    -----------
Balance as of
December 31,
1999               $--     $ 149,507 $ 30,443   $ 30,079   $ (22,354)  $ 2,513,275  $ (1,552,708)   $ (49,615)   $ 1,098,627
                   ====    ========= ========   ========   =========   ===========  ============    =========    ===========

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies employed by the Corporation are discussed below and in other notes to the consolidated financial statements. Certain reclassifications have been made to prior year amounts to conform to the 1999 presentation.

Principles of Consolidation

  The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of intercompany accounts and transactions.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly for accounts receivable and certain current and long-term liabilities.

Revenue Recognition

  Sales are recorded at the time products are shipped and risk of loss is transferred.

Cash Equivalents

  All highly liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents.

Commodities Futures Contracts

  In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements, the Corporation enters into commodities futures contracts as deemed appropriate to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80, Accounting for Futures Contracts, these futures contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost. Gains and losses on futures designated as hedges of anticipated purchases which are no longer likely to occur are recorded in income currently.

Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation of buildings, machinery and equipment is computed using the straight-line method over the estimated useful lives.


Intangibles Resulting from Business Acquisitions

  Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill was $431.7 million and $508.0 million as of December 31, 1999 and 1998, respectively. The decrease in goodwill primarily reflected the divestiture of the Corporation's pasta business in January 1999.

Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over the estimated useful lives. The Corporation periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Corporation uses an estimate of the acquired business' undiscounted future cash flows compared to the related carrying amount of net assets, including goodwill, to determine if an impairment loss should be recognized.

  Accumulated amortization of intangible assets resulting from business acquisitions was $121.6 million and $132.3 million as of December 31, 1999 and 1998, respectively. The decrease in accumulated amortization reflected the divestiture of the Corporation's pasta business in January 1999.

Comprehensive Income

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

  Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive income (loss), "Foreign Currency Translation Adjustments."

  A minimum pension liability adjustment is required when the actuarial present value of accumulated pension plan benefits exceeds plan assets and accrued pension liabilities, less allowable intangible assets. Minimum pension liability adjustments, net of income taxes, are recorded as a component of other comprehensive income (loss), "Minimum Pension Liability Adjustments, net of tax benefit."

  Comprehensive income (loss) is reported on the Consolidated Statements of Stockholders' Equity and accumulated other comprehensive (loss) is reported on the Consolidated Balance Sheets.

Foreign Exchange Contracts

  The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements.

  Foreign exchange forward contracts are intended and effective as hedges of firm, identifiable, foreign currency commitments. Accordingly, gains and losses are deferred and accounted for as part of the underlying transactions. Gains and losses on terminated derivatives designated as hedges are accounted for as part of the originally hedged transaction. Gains and losses on derivatives designated as hedges of items which mature, are sold or terminated, are recorded currently in income. In entering into these contracts the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

License Agreements

  The Corporation has entered into license agreements under which it has access to certain trademarks and proprietary technology, and manufactures and/or markets and distributes certain products. The rights under these agreements are extendible on a long-term basis at the Corporation's option subject to certain conditions, including minimum sales levels, which the Corporation has met. License fees and royalties, payable under the terms of the agreements, are expensed as incurred.

Research and Development

  The Corporation expenses research and development costs as incurred. Research and development expense was $26.7 million, $28.6 million and $27.5 million in 1999, 1998 and 1997, respectively.

Advertising

  The Corporation expenses advertising costs as incurred. Advertising expense was $164.9 million, $187.5 million and $202.4 million in 1999, 1998 and 1997, respectively. Prepaid advertising as of December 31, 1999 and 1998, was $5.8 million and $12.1 million, respectively.

Computer Software

  In 1997, the Corporation began capitalizing certain costs of computer software developed or obtained for internal use. The amount capitalized as of December 31, 1999 and 1998, was $82.2 million and $69.3 million, respectively. If such costs were capitalized in prior years, the effect would not have been material. Software assets are classified as other non-current assets and are amortized over periods up to five years. Accumulated amortization of capitalized software was $15.1 million and $2.8 million as of December 31, 1999 and 1998, respectively.

2.DIVESTITURE

  In January 1999, the Corporation completed the sale of a 94% majority interest of its U.S. pasta business to New World Pasta, LLC. The transaction included the AMERICAN BEAUTY, IDEAL BY SAN GIORGIO, LIGHT 'N FLUFFY, MRS. WEISS, P&R, RONZONI, SAN GIORGIO and SKINNER pasta brands, along with six manufacturing plants. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded a gain of approximately $243.8 million before tax, $165.0 million or $1.17 per share--diluted after tax, as a result of the transaction. Net sales for the pasta business were $29.3 million, $373.1 million, and $386.2 million for 1999, 1998 and 1997, respectively. Net income for the pasta business was $1.5 million, $25.9 million and $25.2 million for 1999, 1998 and 1997, respectively.

3.RENTAL AND LEASE COMMITMENTS

  Rent expense was $45.5 million, $39.6 million and $31.8 million for 1999, 1998 and 1997, respectively. Rent expense pertains to all operating leases, which were principally related to certain administrative buildings, distribution facilities and transportation equipment. In July 1999, the Corporation entered into an operating lease agreement for an amount not to exceed $65 million for the purpose of financing construction costs of a warehouse and distribution facility located on land owned by the Corporation near Hershey, Pennsylvania. Under the agreement, the lessor pays for the construction costs and thereafter leases the facility to the Corporation. The lease term is six years, including the construction period. The lease may be extended at the Corporation's option for up to four renewal periods of five years each. The lease provides for a substantial residual guarantee and includes an option to purchase the facility at original cost. The first phase of the distribution center is expected to open in the second quarter of 2000. Future minimum rental payments under non-cancelable operating leases with a remaining term in excess of one year as of December 31, 1999, were: 2000, $18.5 million; 2001, $19.7 million; 2002, $18.9 million;
2003, $18.3 million; 2004, $18.1 million; 2005 and beyond, $42.9 million.

4.DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

  SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, but may be implemented as of the beginning of any fiscal quarter after issuance. Retroactive application is not permitted. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. Changes in accounting methods will be required for derivative instruments utilized by the Corporation to hedge commodity price, foreign currency exchange rate and interest rate risks. Such derivatives currently include, but are not limited to, commodity futures contracts, foreign exchange forward contracts, and interest rate swaps and forward agreements.

  The Corporation anticipates the adoption of SFAS No. 133 as of January 1, 2001. As of December 31, 1999, net deferred losses on derivatives of approximately $38.2 million after tax would have been reported as a component of other comprehensive loss and classified as accumulated other comprehensive loss on the consolidated balance sheets upon adoption of SFAS No. 133. The adoption of SFAS No. 133 is not expected to have a material impact on the Corporation's results of operations.

5.FINANCIAL INSTRUMENTS

  The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value as of December 31, 1999 and 1998, because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, was $880.7 million as of December 31, 1999, compared to a fair value of $856.9 million based on quoted market prices for the same or similar debt issues. The carrying value of long-term debt, including the current portion, was $879.2 million as of December 31, 1998, compared to a fair value of approximately $1.0 billion.

  As of December 31, 1999, the Corporation had foreign exchange forward contracts maturing in 2000 and 2001 to purchase $18.0 million in foreign currency, primarily euros and British sterling, and to sell $31.2 million in foreign currency, primarily Canadian dollars and Japanese yen, at contracted forward rates.

  As of December 31, 1998, the Corporation had foreign exchange forward contracts maturing in 1999 and 2000 to purchase $10.5 million in foreign currency, primarily British sterling and Dutch gilders, and to sell $9.6 million in Japanese yen at contracted forward rates.

  The fair value of foreign exchange forward contracts is estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences. As of December 31, 1999 and 1998, the fair value of foreign exchange forward contracts approximated the contract value. The Corporation does not hold or issue financial instruments for trading purposes.

  In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swap agreements. In October 1999, the Corporation entered into an interest rate swap agreement to effectively convert $200 million of 6.7% Notes Due 2005 (Notes) to variable rate debt. The interest rate swap agreement is cancelable at the sole discretion of the counterparty effective April 2, 2001. At the same time, the Corporation entered into forward interest rate agreements to fix the interest rate on the Notes at 5.8% through April 2, 2001. Subsequently, if the counterparty chooses not to cancel the agreement, the interest rate on the Notes would be variable based on the London InterBank Offered Rate (LIBOR) until expiration on October 1, 2005.

  As of December 31, 1998, the Corporation had agreements outstanding with an aggregate notional amount of $75.0 million maturing in September 1999 to effectively convert a portion of its floating rate commercial paper borrowings to fixed rate debt. As of December 31, 1998, interest rates payable were at a weighted average fixed rate of 6.3% and interest rates receivable averaging 5.2% were based on 30-day commercial paper composite rates. Any interest rate differential on interest rate swaps and forward agreements is recognized as an adjustment to interest expense over the term of each agreement. The Corporation's risk related to interest rate swap and forward agreements is limited to the cost of replacing such agreements at prevailing market rates.

6.INTEREST EXPENSE

  Interest expense, net consisted of the following:

For the years ended December 31,       1999     1998     1997
----------------------------------------------------------------
In thousands of dollars
Long-term debt and lease obligations  $66,323  $67,538  $48,737
Short-term debt                        12,191   23,657   32,284
Capitalized interest                   (1,214)  (2,547)  (1,883)
                                      -------  -------  -------
Interest expense, gross                77,300   88,648   79,138
Interest income                        (3,029)  (2,991)  (2,883)
                                      -------  -------  -------
Interest expense, net                 $74,271  $85,657  $76,255
                                      =======  =======  =======

7.SHORT-TERM DEBT

  Generally, the Corporation's short-term borrowings are in the form of commercial paper or bank loans with an original maturity of three months or less. As of December 31, 1999, the Corporation maintained a committed credit facility agreement with a syndicate of banks in the amount of $500.0 million which could be borrowed directly or used to support the issuance of commercial paper. The Corporation has the option to increase the credit facility by $1.0 billion with the concurrence of the banks. In December 1999, the short-term credit facility agreement was renewed for a total of $200 million and the long-term committed credit facility agreement remained in effect for $300 million, expiring in December 2002. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions.

  The Corporation also maintains lines of credit arrangements with domestic and international commercial banks, under which it could borrow in various currencies up to approximately $25.0 million and $23.0 million as of December 31, 1999 and 1998, respectively, at the lending banks' prime commercial interest rates or lower.

  The Corporation had combined domestic commercial paper borrowings, and short-term foreign bank loans against its credit facilities and lines of credit of $209.2 million as of December 31, 1999, and

$345.9 million as of December 31, 1998. The weighted average interest rates on short-term borrowings outstanding as of December 31, 1999 and 1998, were 5.8% and 5.2%, respectively.

  The credit facilities and lines of credit were supported by commitment fee arrangements. The average fee during 1999 was less than .1% per annum of the commitment. The Corporation's credit facility agreements contain a financial covenant which requires that a specified interest and fixed charge ratio be maintained. These agreements are also subject to other representations and covenants which do not materially restrict the Corporation's activities. The Corporation is in compliance with all covenants included in the credit facility agreements. There were no significant compensating balance agreements which legally restricted these funds.

  As a result of maintaining a consolidated cash management system, the Corporation maintains overdraft positions at certain banks. Such overdrafts, which were included in accounts payable, were $28.3 million and $57.0 million as of December 31, 1999 and 1998, respectively.

8.LONG-TERM DEBT

  Long-term debt consisted of the following:

December 31,                                           1999     1998
----------------------------------------------------------------------
In thousands of dollars
6.7% Notes due 2005                                  $200,000 $200,000
6.95% Notes due 2007                                  150,000  150,000
6.95% Notes due 2012                                  150,000  150,000
8.8% Debentures due 2021                              100,000  100,000
7.2% Debentures due 2027                              250,000  250,000
Other obligations, net of unamortized debt discount    30,653   29,192
                                                     -------- --------
Total long-term debt                                  880,653  879,192
Less--current portion                                   2,440       89
                                                     -------- --------
Long-term portion                                    $878,213 $879,103
                                                     ======== ========

  In October 1999, the Corporation entered into an interest rate swap agreement to effectively convert $200 million of 6.7% Notes due 2005 to variable rate debt. The interest rate swap agreement is cancelable at the sole discretion of the counterparty effective April 2, 2001. At the same time, the Corporation entered into forward interest rate agreements to fix the interest rate on the Notes at 5.8% through April 2, 2001. Subsequently, if the counterparty chooses not to cancel the agreement, the interest rate on the Notes would be variable based on LIBOR until expiration on October 1, 2005.

  Aggregate annual maturities during the next five years are: 2000, $2.4 million; 2001, $.7 million; 2002, $.8 million; 2003, $17.1 million; and $.1 million in 2004. The Corporation's debt is principally unsecured and of equal priority. None of the debt is convertible into stock of the Corporation. The Corporation is in compliance with all covenants included in the related debt agreements.

9. INCOME TAXES

  The provision for income taxes was as follows:

For the years ended December 31,       1999      1998      1997
-----------------------------------------------------------------
In thousands of dollars
Current:
  Federal                            $256,054  $119,706  $177,145
  State                                15,998    10,498    20,252
  Foreign                               3,848     3,673     3,392
                                     --------  --------  --------
Current provision for income taxes    275,900   133,877   200,789
                                     --------  --------  --------
Deferred:
  Federal                             (23,271)   73,422     9,370
  State                                16,280    10,568     5,103
  Foreign                              (1,345)   (1,749)    2,442
                                     --------  --------  --------
Deferred provision for income taxes    (8,336)   82,241    16,915
                                     --------  --------  --------
Total provision for income taxes     $267,564  $216,118  $217,704
                                     ========  ========  ========

  The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities were as follows:

December 31,                                  1999     1998
-------------------------------------------------------------
In thousands of dollars
Deferred tax assets:
  Post-retirement benefit obligations       $ 84,305 $ 87,954
  Accrued expenses and other reserves        103,232   96,843
  Accrued trade promotion reserves            34,708   28,118
  Other                                       23,054   21,530
                                            -------- --------
    Total deferred tax assets                245,299  234,445
                                            -------- --------
Deferred tax liabilities:
  Depreciation                               289,369  308,074
  Other                                      201,672  188,967
                                            -------- --------
    Total deferred tax liabilities           491,041  497,041
                                            -------- --------
Net deferred tax liabilities                $245,742 $262,596
                                            ======== ========
Included in:
  Current deferred tax assets, net          $ 80,303 $ 58,505
  Non-current deferred tax liabilities, net  326,045  321,101
                                            -------- --------
Net deferred tax liabilities                $245,742 $262,596
                                            ======== ========

  The following table reconciles the Federal statutory income tax rate with the Corporation's effective income tax rate:

For the years ended December 31,                         1999  1998  1997
--------------------------------------------------------------------------
Federal statutory income tax rate                        35.0% 35.0% 35.0%
Increase (reduction) resulting from:
  State income taxes, net of Federal income tax benefits  2.3   3.0   3.4
  Non-deductible acquisition costs                         .6    .9    .9
  Utilization of capital loss carryforwards               (.9)  --    --
  Other, net                                              (.2)  (.1)  --
                                                         ----  ----  ----
Effective income tax rate                                36.8% 38.8% 39.3%
                                                         ====  ====  ====

  In January 1999, the Corporation received a Notice of Proposed Deficiency from the Internal Revenue Service (IRS) related to the years 1989 through 1996. The most significant issue pertains to the Corporate Owned Life Insurance (COLI) program which was implemented by the Corporation in 1989. The IRS proposed an assessment for the disallowance of interest expense deductions associated with the underlying life insurance policies. The total impact of the disallowance was approximately $60.4 million, including interest as of December 31, 1999. The Corporation may be subject to additional assessments for federal and state tax and interest payments for years subsequent to 1996. The Corporation believes that it has fully complied with the tax law as it relates to its COLI program. The Corporation filed a protest of the proposed deficiency with the Appeals section of the IRS in April 1999 and continues to vigorously defend its position on this matter.

10.PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

  The Corporation's policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws, respectively. Non-domestic pension liabilities are funded in accordance with applicable local laws and regulations. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities. Other benefits include health care and life insurance provided by the Corporation under two post-retirement benefit plans.

  Effective December 31, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pension and Other Post-Retirement Benefits (SFAS No. 132). The provisions of SFAS No. 132 revise employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of these plans.

  A summary of the changes in benefit obligations and plan assets as of December 31, 1999 and 1998 is presented below:

                                      Pension Benefits      Other Benefits
                                     -------------------  --------------------
December 31,                           1999       1998      1999       1998
-------------------------------------------------------------------------------
In thousands of dollars
Change in benefits obligation
Benefits obligation at beginning of
 year                                $ 692,422  $602,081  $ 251,040  $ 206,695
Service cost                            31,050    27,621      3,803      4,452
Interest cost                           41,781    41,855     13,813     13,524
Amendments                              16,404      (440)   (11,092)   (17,427)
Actuarial (gain) loss                  (93,537)   72,944    (32,285)    54,698
Divestiture/Acquisition                 (8,648)      --         --      (1,799)
Other                                    3,185    (2,440)       222       (228)
Benefits paid                          (54,947)  (49,199)   (10,991)    (8,875)
                                     ---------  --------  ---------  ---------
Benefits obligation at end of year     627,710   692,422    214,510    251,040
                                     ---------  --------  ---------  ---------
Change in plan assets
Fair value of plan assets at
 beginning of year                     628,041   566,810        --         --
Actual return on plan assets            74,511    91,338        --         --
Divestiture                             (5,993)      --         --         --
Employer contribution                    6,253    20,634     10,991      8,875
Other                                    2,834    (1,542)       --         --
Benefits paid                          (54,947)  (49,199)   (10,991)    (8,875)
                                     ---------  --------  ---------  ---------
Fair value of plan assets at end of
 year                                  650,699   628,041        --         --
                                     ---------  --------  ---------  ---------
Funded status                           22,989   (64,381)  (214,510)  (251,040)
Unrecognized transition obligation        (308)      (91)       --         --
Unrecognized prior service cost         49,046    35,854    (24,842)   (33,202)
Unrecognized net actuarial (gain)
 loss                                 (105,839)    6,164     26,085     59,589
Intangible asset                           --     (1,261)       --         --
Accumulated other comprehensive
 income                                    --     (6,750)       --         --
Prior service cost recognized due
 to curtailment                            --        --      17,034     12,991
Unrecognized prior service cost due
 to amendment                              --        --     (11,105)    (6,924)
                                     ---------  --------  ---------  ---------
(Accrued) benefits cost              $ (34,112) $(30,465) $(207,338) $(218,586)
                                     =========  ========  =========  =========
Weighted-average assumptions
Discount rate                              7.5%      6.4%       7.5%       6.4%
Expected long-term rate of return
 on assets                                 9.5       9.5        N/A        N/A
Rate of increase in compensation
 levels                                    4.8       4.8        N/A        N/A

  For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 and future years.

  As of December 31, 1999, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation and accumulated benefit obligation were $36.4 million and $35.0 million, respectively, with no plan assets.

  As of December 31, 1998, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation, accumulated benefit obligation and the fair value of plan assets were $81.1 million, $66.9 million and $22.7 million, respectively.

  A minimum pension liability adjustment is required when the actuarial present value of accumulated plan benefits exceeds plan assets and accrued pension liabilities. In 1999, accrued pension liabilities exceeded the actuarial present value of accumulated plan benefits because the discount rate used to determine the present value of accumulated benefits increased from 6.4% to 7.5% and a plan amendment shifted benefits from an unfunded pension plan to a funded plan. Accordingly, a minimum pension liability adjustment of $4.1 million, initially recorded in other comprehensive income in 1998, was reversed in 1999, net of deferred income taxes of $2.7 million.

  A summary of the components of net periodic benefits cost for the years ended December 31, 1999 and 1998 is presented below:

                                     Pension Benefits     Other Benefits
                                     ------------------  ------------------
For the years ended December 31,       1999      1998      1999      1998
----------------------------------------------------------------------------
In thousands of dollars
Components of net periodic benefits
 cost
Service cost                         $ 31,050  $ 27,621  $  3,803  $  4,452
Interest cost                          41,781    41,855    13,813    13,524
Expected return on plan assets        (57,836)  (53,399)      --        --
Amortization of prior service cost      2,956     2,941    (2,293)   (2,986)
Recognized net actuarial loss             341       717     1,042       --
Other                                     --        --         54         9
                                     --------  --------  --------  --------
Corporate sponsored plans              18,292    19,735    16,419    14,999
Multi-employer plans                      698     1,571       --        --
Administrative expenses                   287       796       --        --
                                     --------  --------  --------  --------
Net periodic benefits cost           $ 19,277  $ 22,102  $ 16,419  $ 14,999
                                     ========  ========  ========  ========

  The Corporation has two post-retirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually, and the life insurance plan is non-contributory. During the first quarter of 1999, for all eligible employees under age 45, the Corporation provided annual contributions into the Employee Savings Stock Investment and Ownership Plan (ESSIOP) instead of providing coverage under the current retiree medical plan. This change resulted in the immediate recognition of a $15.4 million pre-tax gain which is not included above as a component of net periodic benefits costs. The changes applied primarily to U.S. hourly employees working in Pennsylvania.

  Effective December 1998, all U.S. full-time salaried employees, and all non-union hourly plant employees working outside Hershey, PA under age 45 were eligible for the ESSIOP contributions. This change resulted in the immediate recognition of a $13.0 million pre-tax gain which is not included above as a component of net periodic benefits cost in 1998.

  Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

                                      1 Percentage Point 1 Percentage Point
                                           Increase          (Decrease)
---------------------------------------------------------------------------
In thousands of dollars
Effect on total service and interest
 cost components                           $   954            $  (829)
Effect on post-retirement benefit
 obligation                                 11,152             (9,999)

11.EMPLOYEE STOCK OWNERSHIP TRUST

  The Corporation's employee stock ownership trust (ESOP) serves as the primary vehicle for contributions to its existing ESSIOP for participating domestic salaried and hourly employees. The ESOP was funded by a 15-year 7.75% loan of $47.9 million from the Corporation. During 1999 and 1998, the ESOP received a combination of dividends on unallocated shares and contributions from the

Corporation equal to the amount required to meet its principal and interest payments under the loan. Simultaneously, the ESOP allocated to participants 159,176 shares of Common Stock each year. As of December 31, 1999, the ESOP held 980,992 allocated shares and 1,114,224 unallocated shares. All ESOP shares are considered outstanding for income per share computations.

  The Corporation recognized net compensation expense equal to the shares allocated multiplied by the original cost of $20 1/16 per share less dividends received by the ESOP on unallocated shares. Compensation expense related to the ESOP for 1999, 1998 and 1997 was $1.6 million, $1.0 million, and $1.4 million, respectively. Dividends paid on unallocated ESOP shares were $1.2 million in both 1999 and 1998 and $1.3 million in 1997. The unearned ESOP compensation balance in stockholders' equity represented deferred compensation expense to be recognized by the Corporation in future years as additional shares are allocated to participants.

12.CAPITAL STOCK AND NET INCOME PER SHARE

  As of December 31, 1999, the Corporation had 530,000,000 authorized shares of capital stock. Of this total, 450,000,000 shares were designated as Common Stock, 75,000,000 shares as Class B Common Stock (Class B Stock), and 5,000,000 shares as Preferred Stock, each class having a par value of one dollar per share. As of December 31, 1999 a combined total of 179,950,872 shares of both classes of common stock had been issued of which 138,459,619 shares were outstanding. No shares of the Preferred Stock were issued or outstanding during the three-year period ended December 31, 1999.

  Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

  Class B Stock can be converted into Common Stock on a share-for-share basis at any time. During 1999, 1998 and 1997, a total of 4,000 shares, 18,000 shares, and 13,000 shares, respectively, of Class B Stock were converted into Common Stock.

  Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (Milton Hershey School Trust), as institutional fiduciary for estates and trusts unrelated to Milton Hershey School, and as direct owner of investment shares, held a total of 12,929,073 shares of the Common Stock, and as Trustee for the benefit of Milton Hershey School, held 30,306,006 shares of the Class B Stock as of December 31, 1999, and was entitled to cast approximately 77% of the total votes of both classes of the Corporation's common stock. The Milton Hershey School Trust must approve the issuance of shares of Common Stock or any other action which would result in the Milton Hershey School Trust not continuing to have voting control of the Corporation.

  During 1999, 5,478,379 shares of Common Stock were repurchased for $318.0 million, including 1,579,779 shares of the Corporation's Common Stock purchased from the Milton Hershey School Trust for $100.0 million. A total of 15,339,498 shares of Common Stock have been repurchased for approximately $605.6 million under share repurchase programs which were approved by the Corporation's Board of Director's in 1993, 1996 and 1999. Of the shares repurchased, 528,000 shares were retired, 1,320,781 shares were reissued to satisfy stock options obligations, Supplemental Retirement Contributions and ESOP obligations and the remaining 13,490,717 shares were held as Treasury Stock as of December 31, 1999. In August 1997, the Corporation purchased 9,900,990 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $500.0 million and in August 1995, 18,099,546 shares were purchased from the Milton Hershey School Trust for $500.0 million. A total of 41,491,253 shares were held as Treasury Stock as of December 31, 1999.

  Basic and Diluted Earnings per Share were computed based on the weighted average number of shares of the Common Stock and the Class B Stock outstanding as follows:

For the years ended December 31,           1999     1998     1997
-------------------------------------------------------------------
In thousands except per share amounts
Net income                               $460,310 $340,888 $336,251
                                         ======== ======== ========
Weighted average shares--basic            140,031  143,446  149,174
Effect of dilutive securities:
  Employee stock options                    1,260    2,008    1,727
  Performance and restricted stock units        9      109      115
                                         -------- -------- --------
Weighted average shares--diluted          141,300  145,563  151,016
                                         ======== ======== ========
Net income per share--basic              $   3.29 $   2.38 $   2.25
                                         ======== ======== ========
Net income per share--diluted            $   3.26 $   2.34 $   2.23
                                         ======== ======== ========

  For the year ended December 31, 1999, 1.8 million stock options were not included in the diluted earnings per share calculation because the exercise price was higher than the average market price of the Common Stock for the year and therefore, the effect would have been antidilutive.

13.STOCK COMPENSATION PLAN

  The long-term portion of the Key Employee Incentive Plan (Incentive Plan), provides for grants of stock-based compensation awards to senior executives and key employees of one or more of the following: non-qualified stock options (fixed stock options), performance stock units, stock appreciation rights and restricted stock units. The Incentive Plan also provides for the deferral of performance stock unit awards by participants. As of December 31, 1999, 15.3 million shares were authorized for grants under the long-term portion of the Incentive Plan.

  In 1996, the Corporation's Board of Directors approved a world-wide, broad-based employee stock option program, called HSY Growth. HSY Growth provides all eligible employees with a one-time grant of 100 non-qualified stock options. Under HSY Growth, over 1.2 million options were granted on January 7, 1997.

  The Corporation applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, in accounting for the Incentive Plan and HSY Growth. Accordingly, no compensation cost has been recognized for its fixed stock option grants. Had compensation cost for the Corporation's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the Incentive Plan and HSY Growth consistent with the method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Corporation's net income and net income per share would have been reduced to the pro forma amounts indicated below:

For the years ended December
31,                                          1999     1998     1997
---------------------------------------------------------------------
In thousands of dollars except per share
amounts
Net income                     As reported $460,310 $340,888 $336,251
                               Pro forma    449,986  329,621  330,710
Net income per share--Basic    As reported $   3.29 $   2.38 $   2.25
                               Pro forma       3.21     2.30     2.22
Net income per share--Diluted  As reported $   3.26 $   2.34 $   2.23
                               Pro forma       3.18     2.26     2.19

  The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yields of 1.4%, 1.6% and 1.9%, expected volatility of 23%, 21% and 20%, risk-free interest rates of 4.9%, 5.9% and 6.2%, and expected lives of 6.5 years, 6.5 years and 5.7 years.

Fixed Stock Options

  The exercise price of each option equals the market price of the Corporation's Common Stock on the date of grant. Under the Incentive Plan, options are granted in January and generally vest at the end of the second year and have a maximum term of ten years. Options granted under the HSY Growth program vest at the end of the fifth year and have a term of ten years.

  A summary of the status of the Corporation's fixed stock options as of December 31, 1999, 1998, and 1997, and changes during the years ending on those dates is presented below:

                                 1999                 1998                 1997
                          -------------------- -------------------- --------------------
                                     Weighted-            Weighted-            Weighted-
                                      Average              Average              Average
                                     Exercise             Exercise             Exercise
Fixed Options              Shares      Price    Shares      Price    Shares      Price
----------------------------------------------------------------------------------------
Outstanding at beginning
 of year                  7,665,270   $38.91   6,713,920   $31.73   5,902,220   $27.40
Granted                     197,450   $59.24   1,739,050   $61.22   1,485,250   $44.64
Exercised                  (701,596)  $26.80    (751,600)  $25.78    (656,350)  $21.94
Forfeited                  (255,200)  $52.16     (36,100)  $52.61     (17,200)  $33.06
                          ---------            ---------            ---------
Outstanding at end of
 year                     6,905,924   $40.23   7,665,270   $38.91   6,713,920   $31.73
                          =========            =========            =========
Options exercisable at
 year-end                 4,015,624   $29.78   4,480,670   $28.45   3,013,670   $24.38
                          =========            =========            =========
Weighted-average fair
 value of options
 granted during the year
 (per share)              $   17.23            $   18.30            $   11.66
                          =========            =========            =========

  The following table summarizes information about fixed stock options outstanding as of December 31, 1999:

                                Options Outstanding                   Options Exercisable
                    ------------------------------------------- --------------------------------
                                     Weighted-
                                      Average
                        Number       Remaining     Weighted-         Number         Weighted-
Range of Exercise   Outstanding as  Contractual     Average     Exercisable as of    Average
Prices               of 12/31/99   Life in Years Exercise Price     12/31/99      Exercise Price
------------------------------------------------------------------------------------------------
$17 11/16-26 1/2      1,769,674         3.6          $23.86         1,769,674         $23.86
$33 1/16-44 1/2       3,324,050         6.4          $37.64         2,227,650         $34.26
$49 1/8-63 11/16      1,812,200         8.1          $60.96            18,300         $56.25
                      ---------                                     ---------
$17 11/16-63 11/16    6,905,924         6.1          $40.23         4,015,624         $29.78
                      =========                                     =========

Performance Stock Units

  Under the long-term portion of the Incentive Plan, each January the Corporation grants selected executives and other key employees performance stock units whose vesting is contingent upon the achievement of certain performance objectives. If at the end of three-year performance cycles, targets for financial measures of earnings per share, economic value added and free cash flow are met, the full number of shares are awarded to the participants. The performance scores can range from 0% to 150% of the targeted amounts. The compensation amount (credited to) charged against income for the performance-based plan was $(1.9) million, $6.6 million and $9.1 million for 1999, 1998, and 1997, respectively. The compensation credit in 1999 resulted from a partial achievement of the current year cycle objectives, expectation of partially achieving the target objectives for the 2000 cycle and the lower stock price. The compensation cost associated with the long-term portion of the Incentive Plan is recognized ratably over the three-year term based on the year-end market value of the stock. Performance stock units and restricted stock units granted for potential future distribution were as follows:

     For the years ended December 31,               1999   1998   1997
    -------------------------------------------------------------------
     Shares granted                                48,550 48,150 95,250
     Weighted-average fair value at date of grant  $59.48 $61.54 $45.17

  Deferred performance stock units, deferred directors' fees and accumulated dividend amounts totaled 383,366 shares as of December 31, 1999.

  No stock appreciation rights were outstanding as of December 31, 1999.

14.SUPPLEMENTAL BALANCE SHEET INFORMATION

Accounts Receivable--Trade

  In the normal course of business, the Corporation extends credit to customers which satisfy pre-defined credit criteria. The Corporation believes that it has little concentration of credit risk due to the diversity of its customer base. Receivables, as shown on the consolidated balance sheets, were net of allowances and anticipated discounts of $16.9 million and $19.9 million as of December 31, 1999 and 1998, respectively.


Inventories

  The Corporation values the majority of its inventories under the last-in, first-out (LIFO) method and the remaining inventories at the lower of first-in, first-out (FIFO) cost or market. LIFO cost of inventories valued using the LIFO method was $469.2 million and $342.9 million as of December 31, 1999 and 1998, respectively, and all inventories were stated at amounts that did not exceed realizable values. Total inventories were as follows:

     December 31,           1999      1998
    -----------------------------------------
     In thousands of
     dollars
     Raw materials        $270,711  $209,963
     Goods in process       49,412    44,336
     Finished goods        365,575   322,125
                          --------  --------
     Inventories at FIFO   685,698   576,424
     Adjustment to LIFO    (83,496)  (83,175)
                          --------  --------
     Total inventories    $602,202  $493,249
                          ========  ========

Property, Plant and Equipment

  Property, plant and equipment balances included construction in progress of $76.6 million and $96.6 million as of December 31, 1999 and 1998, respectively. Major classes of property, plant and equipment were as follows:

     December 31,                             1999         1998
    ----------------------------------------------------------------
     In thousands of dollars
     Land                                  $    50,830  $    30,871
     Buildings                                 484,768      541,181
     Machinery and equipment                 2,036,670    2,130,735
                                           -----------  -----------
     Property, plant and equipment, gross    2,572,268    2,702,787
     Accumulated depreciation               (1,061,808)  (1,054,729)
                                           -----------  -----------
     Property, plant and equipment, net    $ 1,510,460  $ 1,648,058
                                           ===========  ===========

Accrued Liabilities

  Accrued liabilities were as follows:

     December 31,                          1999     1998
    ------------------------------------------------------
     In thousands of dollars
     Payroll, compensation and benefits  $ 98,527 $ 87,666
     Advertising and promotion             71,233   67,916
     Other                                122,737  138,833
                                         -------- --------
     Total accrued liabilities           $292,497 $294,415
                                         ======== ========

Other Long-term Liabilities

  Other long-term liabilities were as follows:

     December 31,                         1999     1998
    -----------------------------------------------------
     In thousands of dollars
     Accrued post-retirement benefits   $194,563 $206,345
     Other                               136,375  140,424
                                        -------- --------
     Total other long-term liabilities  $330,938 $346,769
                                        ======== ========

15.SEGMENT INFORMATION

  The Corporation operates in a single consumer foods line of business, encompassing the manufacture, distribution and sale of confectionery and grocery products. Consolidated net sales represented primarily sales of confectionery products. The Corporation's principal operations and markets are located in the United States. The Corporation also manufactures, markets, sells and distributes confectionery and grocery products in Canada and Mexico, imports and/or markets selected confectionery products in Japan, the Philippines, Korea and China, and markets confectionery products in over 90 countries worldwide.

  Net sales and long-lived assets of businesses outside of the United States were not significant. Sales to Wal-Mart Stores, Inc. and Subsidiaries exceeded 10% of total net sales and amounted to approximately $605.3 million, $619.1 million and $529.6 million in 1999, 1998 and 1997, respectively.

16.QUARTERLY DATA (Unaudited)

Summary quarterly results were as follows:

Year 1999                           First        Second    Third      Fourth
------------------------------------------------------------------------------
In thousands of
dollars except per share amounts
Net sales                         $  945,152    $853,239 $1,066,695 $1,105,838
Gross profit                         382,988     340,443    432,653    460,116
Net income                           224,670(a)   50,055     87,578     98,007
Net income per share--Basic(b)          1.58         .36        .63        .71
Net income per share--Diluted(b)        1.57         .35        .62        .70
Year 1998                           First        Second    Third      Fourth
------------------------------------------------------------------------------
In thousands of
dollars except per share amounts
Net sales                         $1,098,076    $880,399 $1,217,237 $1,239,903
Gross profit                         445,736     357,684    510,632    496,506
Net income                            75,433      47,965    107,533    109,957
Net income per share--Basic              .53         .33        .75        .77
Net income per share--Diluted(b)         .52         .33        .74        .76

--------
(a) Net income for the first quarter and year 1999 included an after-tax gain on the sale of the Corporation's pasta business of $165.0 million. Net income per share was similarly impacted.
(b) Quarterly income per share amounts do not total to the annual amounts due to changes in weighted average shares outstanding during the year.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  Hershey Foods Corporation is responsible for the financial statements and other financial information contained in this report. The Corporation believes that the financial statements have been prepared in conformity with generally accepted accounting principles appropriate under the circumstances to reflect in all material respects the substance of applicable events and transactions. In preparing the financial statements, it is necessary that management make informed estimates and judgments. The other financial information in this annual report is consistent with the financial statements.

  The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that financial records are reliable for purposes of preparing financial statements and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that the cost of the system must be related to the benefits to be derived. The Corporation believes its system provides an appropriate balance in this regard. The Corporation maintains an Internal Audit Department which reviews the adequacy and tests the application of internal accounting controls.

  The financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose appointment was ratified by stockholder vote at the stockholders' meeting held on April 27, 1999. Their report expresses an opinion that the Corporation's financial statements are fairly stated in conformity with generally accepted accounting principles, and they have indicated to us that their audit was performed in accordance with generally accepted auditing standards which are designed to obtain reasonable assurance about whether the financial statements are free of material misstatement.

  The Audit Committee of the Board of Directors of the Corporation, consisting solely of non-management directors, meets regularly with the independent public accountants, internal auditors and management to discuss, among other things, the audit scopes and results. Arthur Andersen LLP and the internal auditors both have full and free access to the Audit Committee, with and without the presence of management.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Hershey Foods Corporation:

  We have audited the accompanying consolidated balance sheets of Hershey Foods Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1999, appearing on pages A-11 through A-30. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hershey Foods Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen

New York, New York
January 28, 2000

                           HERSHEY FOODS CORPORATION

                   ELEVEN-YEAR CONSOLIDATED FINANCIAL SUMMARY

                All dollar and share amounts in thousands except
                     market price and per share statistics

                           10-Year
                          Compound
                         Growth Rate      1999               1998            1997
                         ----------- --------------     ---------------  -------------
Summary of Operations
 Net Sales                   5.1 %   $    3,970,924           4,435,615      4,302,236
                                     --------------     ---------------  -------------
 Cost of Sales               4.9 %   $    2,354,724           2,625,057      2,488,896
 Selling, Marketing and
  Administrative             4.9 %   $    1,057,840           1,167,895      1,183,130
 Non-recurring
  Credits/(Charges)(o)               $      243,785                 --             --
 Interest Expense, Net      13.8 %   $       74,271              85,657         76,255
 Provision for Income
  Taxes                      8.5 %   $      267,564             216,118        217,704
                                     --------------     ---------------  -------------
 Income from Continuing
  Operations Before
  Accounting Changes        10.4 %   $      460,310             340,888        336,251
 Net Cumulative Effect
  of Accounting Changes              $          --                  --             --
                                     --------------     ---------------  -------------
 Net Income                 10.4 %   $      460,310             340,888        336,251
                                     ==============     ===============  =============
 Income Per Share:(a)
  From Continuing
   Operations Before
   Accounting Changes
    --Basic                 13.2 %   $         3.29(i)             2.38           2.25
    --Diluted               13.1 %   $         3.26                2.34           2.23
  Net Cumulative Effect
   of Accounting Changes
    --Basic and Diluted              $          --                  --             --
  Net Income--Basic         13.2 %   $         3.29(i)             2.38           2.25
  Net Income--Diluted       13.1 %   $         3.26                2.34           2.23
 Weighted Average Shares
  Outstanding--Basic(a)                     140,031             143,446        149,174
 Weighted Average Shares
  Outstanding--
  Diluted(a)                                141,300             145,563        151,016
 Dividends Paid on
  Common Stock               7.0 %   $      109,175             103,616         98,390
  Per Share(a)              10.5 %   $         1.00                .920           .840
 Dividends Paid on Class
  B Common Stock            10.5 %   $       27,553              25,428         23,156
  Per Share(a)              10.5 %   $         .905                .835           .760
 Income from Continuing
  Operations Before
  Accounting Changes as
  a Percent of Net Sales                        7.4%(c)             7.7%           7.8%
 Depreciation                9.5 %   $      135,574             138,489        135,016
 Advertising                 3.1 %   $      164,894             187,505        202,408
 Promotion                   4.4 %   $      395,849             469,709        451,580
 Payroll                     4.6 %   $      534,854             563,045        524,827
Year-end Position and
 Statistics
 Capital Additions          (3.3)%   $      115,448             161,328        172,939
 Total Assets                6.3 %   $    3,346,652           3,404,098      3,291,236
 Long-term Portion of
  Debt                      15.1 %   $      878,213             879,103      1,029,136
 Stockholders' Equity        (.2)%   $    1,098,627           1,042,301        852,806
 Operating Return on
  Average Stockholders'
  Equity(b)                                    27.6%               36.0%          33.4%
 Operating Return on
  Average Invested
  Capital(b)                                   14.8%               17.4%          17.5%
 Full-time Employees                         13,900              14,700         14,900
Stockholders' Data(a)
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end                               138,460             143,147        142,932
 Market Price of Common
  Stock at Year-end         10.2 %   $      47 7/16             62 3/16       61 15/16
 Range During Year                   $64 7/8-45 3/4     76 3/8-59 11/16  63 7/8-42 1/8

--------
See Notes to the Eleven-Year Consolidated Financial Summary on page A-35.

                                               1996             1995             1994               1993                1992
                                         ---------------     -----------    --------------     ---------------     --------------
Summary of Operations
 Net Sales                                     3,989,308       3,690,667         3,606,271           3,488,249          3,219,805
                                         ---------------     -----------    --------------     ---------------     --------------
 Cost of Sales                                 2,302,089       2,126,274         2,097,556           1,995,502          1,833,388
 Selling, Marketing and
  Administrative                               1,124,087       1,053,758         1,034,115           1,035,519            958,189
 Non-recurring
  Credits/(Charges)(o)                           (35,352)            151          (106,105)             80,642                --
 Interest Expense, Net                            48,043          44,833            35,357              26,995             27,240
 Provision for Income
  Taxes                                          206,551         184,034           148,919             213,642            158,390
                                         ---------------     -----------    --------------     ---------------     --------------
 Income from Continuing
  Operations Before
  Accounting Changes                             273,186         281,919           184,219             297,233            242,598
 Net Cumulative Effect
  of Accounting Changes                              --              --                --             (103,908)               --
                                         ---------------     -----------    --------------     ---------------     --------------
Net Income                                       273,186         281,919           184,219             193,325            242,598
                                         ===============     ===========    ==============     ===============     ==============

Income Per Share:(a)
 From Continuing
  Operations Before
  Accounting Changes
   --Basic                                          1.77(j)         1.70(k)           1.06(l)             1.65(m)            1.34
   --Diluted                                        1.75            1.69              1.05                1.65               1.34
 Net Cumulative Effect
  of Accounting Changes
   --Basic and Diluted                               --              --                --                 (.58)               --
 Net Income--Basic                                  1.77(j)         1.70(k)           1.06(l)             1.07(m)            1.34
 Net Income--Diluted                                1.75            1.69              1.05                1.07               1.34
Weighted Average Shares
 Outstanding--Basic(a)                           154,334         166,036           174,367             179,929            180,775
Weighted Average Shares
 Outstanding--
 Diluted(a)                                      155,690         166,721           174,740             180,495            181,160
Dividends Paid on
 Common Stock                                     93,884          91,190            89,660              84,711             77,174
  Per Share(a)                                      .760            .685              .625                .570               .515
 Dividends Paid on Class
  B Common Stock                                  20,879          18,900            17,301              15,788             14,270
  Per Share(a)                                      .685            .620             .5675               .5175              .4675
 Income from Continuing
  Operations Before
  Accounting Changes as
  a Percent of Net Sales                             7.7%(d)         7.6%              7.3%(e)             7.4%(f)            7.5%
 Depreciation                                    119,443         119,438           114,821             100,124             84,434
 Advertising                                     174,199         159,200           120,629             130,009            137,631
 Promotion                                       429,208         402,454           419,164             444,546            398,577
 Payroll                                         491,677         461,928           472,997             469,564            433,162
Year-end Position and
 Statistics
 Capital Additions                               159,433         140,626           138,711             211,621            249,795
 Total Assets                                  3,184,796       2,830,623         2,890,981           2,855,091          2,672,909
 Long-term Portion of
  Debt                                           655,289         357,034           157,227             165,757            174,273
 Stockholders' Equity                          1,161,021       1,082,959         1,441,100           1,412,344          1,465,279
 Operating Return on
  Average Stockholders'
  Equity(b)                                         27.5%           22.2%             18.5%               17.8%              17.3%
 Operating Return on
  Average Invested
  Capital(b)                                        17.8%           17.1%             15.6%               15.0%              14.4%
 Full-time Employees                              14,000          13,300            14,000              14,300             13,700
Stockholders' Data(a)
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end                                    152,942         154,532           173,470             175,226            180,373
 Market Price of Common
  Stock at Year-end                               43 3/4          32 1/2           24 3/16              24 1/2             23 1/2
 Range During Year                       51 3/4-31 15/16     33 15/16-24    26 3/4-20 9/16     27 15/16-21 3/4     24 3/16-19 1/8

                                                1991            1990                  1989
                                           --------------  ---------------       ---------------
Summary of Operations
 Net Sales                                      2,899,165        2,715,609            2,420,988
                                           --------------  ---------------       ---------------
 Cost of Sales                                  1,694,404        1,588,360            1,455,612
 Selling, Marketing and
  Administrative                                  814,459          776,668              655,040
 Non-recurring
  Credits/(Charges)(o)                                --            35,540                  --
 Interest Expense, Net                             26,845           24,603               20,414
 Provision for Income
  Taxes                                           143,929          145,636              118,868
                                           --------------  ---------------       ---------------
 Income from Continuing
  Operations Before
  Accounting Changes                              219,528          215,882              171,054
 Net Cumulative Effect
  of Accounting Changes                               --               --                   --
                                           --------------  ---------------       ---------------
Net Income                                        219,528          215,882              171,054
                                           ==============  ===============       ===============



Income Per Share:(a)
 From Continuing
  Operations Before
  Accounting Changes
   --Basic                                           1.21             1.19(n)               .95
   --Diluted                                         1.21             1.19                  .95
 Net Cumulative Effect
  of Accounting Changes
   --Basic and Diluted                                --               --                   --
 Net Income--Basic                                   1.21             1.19(n)               .95
 Net Income--Diluted                                 1.21             1.19                  .95
Weighted Average Shares
 Outstanding--Basic(a)                            180,767          180,766              180,824
Weighted Average Shares
 Outstanding--
 Diluted(a)                                       181,112          180,987              180,984
Dividends Paid on
 Common Stock                                      70,426           74,161(g)            55,431
  Per Share(a)                                       .470             .495(g)              .370
 Dividends Paid on Class
  B Common Stock                                   12,975           13,596(g)            10,161
  Per Share(a)                                       .425             .445(g)             .3325
 Income from Continuing
  Operations Before
  Accounting Changes as
  a Percent of Net Sales                              7.6%             7.2%(h)              7.1%
 Depreciation                                      72,735           61,725               54,543
 Advertising                                      117,049          146,297              121,182
 Promotion                                        325,465          315,242              256,237
 Payroll                                          398,661          372,780              340,129
Year-end Position and
 Statistics
 Capital Additions                                226,071          179,408              162,032
 Total Assets                                   2,341,822        2,078,828            1,814,101
 Long-term Portion of
  Debt                                            282,933          273,442              216,108
 Stockholders' Equity                           1,335,251        1,243,537            1,117,050
 Operating Return on
  Average Stockholders'
  Equity(b)                                          17.0%            16.6%                16.1%
 Operating Return on
  Average Invested
  Capital(b)                                         13.8%            13.4%                13.2%
 Full-time Employees                               14,000           12,700               11,800
Stockholders' Data(a)
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end                                     180,373          180,373              180,373
 Market Price of Common
  Stock at Year-end                               22 3/16           18 3/4             17 15/16
 Range During Year                         22 1/4-17 9/16  19 13/16-14 1/8       18 7/16-12 3/8

            Notes to the Eleven-Year Consolidated Financial Summary

(a) All shares and per share amounts have been adjusted for the two-for-one stock split effective September 13, 1996.

(b) Operating Return on Average Stockholders' Equity and Operating Return on Average Invested Capital have been computed using Net Income, excluding the 1993 Net Cumulative Effect of Accounting Changes, and the after-tax impacts of the 1990 Restructuring Gain, Net, the 1993 Gain on Sale of the Investment Interest in Freia Marabou a.s (Freia), the 1994 Restructuring Charge, the net 1995 Restructuring Credit, the 1996 Loss on Sale of Businesses, and the 1999 Gain on Sale of Business.

(c) Calculated percent excludes the 1999 Gain on Sale of Business. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 11.6%.

(d) Calculated percent excludes the 1996 Loss on Sale of Businesses. Including the loss, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 6.8%.

(e) Calculated percent excludes the 1994 Restructuring Charge. Including the charge, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 5.1%.

(f) Calculated percent excludes the 1993 Gain on Sale of Investment Interest in Freia. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 8.5%.

(g) Amounts included a special dividend for 1990 of $11.2 million or $.075 per share of Common Stock and $2.1 million or $.0675 per share of Class B Common Stock.

(h) Calculated percent excludes the 1990 Restructuring Gain, Net. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 7.9%.

(i) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1999 included a $1.18 per share gain on the sale of the pasta business. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic would have been $2.11.

(j) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1996 included a $.23 per share loss on the sale of the Gubor and Sperlari businesses. Excluding the impact of this loss, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $2.00.

(k) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1995 included a net $.01 per share credit associated with adjustments to accrued restructuring reserves. Excluding the impact of this net credit, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $1.69.

(l) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1994 included a $.46 per share restructuring charge. Excluding the impact of this charge, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $1.52.

(m) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1993 included a $.23 per share gain on the sale of the investment interest in Freia. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes--Basic would have been $1.43.

(n) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1990 included an $.11 per share Restructuring Gain, Net. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $1.08.

(o) Includes the Gain on Sale of Business in 1999; Loss on Sale of Businesses in 1996; Restructuring Credit in 1995; Restructuring Charge in 1994; Gain on Sale of Investment Interest in 1993 and Restructuring Gain, Net in 1990.

                                   Appendix B
                         Other Stockholder Information

                         OTHER STOCKHOLDER INFORMATION

INVESTOR INFORMATION

Stockholders

  As of December 31, 1999, Hershey Foods Corporation had outstanding 108,015,711 shares of Common Stock and 30,443,908 shares of Class B Common Stock.

                                  Year-End Common Stock             Approximate
                                 and Class B Common Stock         Annual Composite
              Year                     Stockholders                Trading Volume
    ------------------------------------------------------------------------------
              1999                        43,265                    128,557,000
    ------------------------------------------------------------------------------
              1998                        44,364                     78,955,000
    ------------------------------------------------------------------------------
              1997                        44,602                     74,781,000
    ------------------------------------------------------------------------------
              1996                        42,483                     47,002,000
    ------------------------------------------------------------------------------
              1995                        38,480                     30,498,000

Stock Market Data

  Hershey Foods Corporation's Common Stock is listed and traded principally on the New York Stock Exchange under the ticker symbol "HSY." Class B Common Stock is not listed for trading. The stock tables of most financial publications list the Corporation as "Hershey." Options on the Corporation's Common Stock are traded on the American Stock Exchange.

Common Stock Profile

                            Common Stock Price         Dividends Paid Per Share
         1999     --------------------------------------------------------------------------------------------------
   Calendar Quarter     High       Low       Close    Common Stock Class B Stock
 -------------------------------------------------------------------------------------------------------------------
     1st Quarter      $64  7/8  $54  1/8   $56  1/16      $.24        $.2175
 -------------------------------------------------------------------------------------------------------------------
     2nd Quarter       59  1/2   48  13/16  59  3/8        .24         .2175
 -------------------------------------------------------------------------------------------------------------------
     3rd Quarter       61  7/16  48  1/2    48  11/16      .26         .235
 -------------------------------------------------------------------------------------------------------------------
     4th Quarter       54  3/16  45  3/4    47  7/16       .26         .235

Dividend Policy

  Dividends on Hershey Foods Corporation's Common Stock and Class B Common Stock are declared by the Board of Directors and normally are paid in March, June, September and December.

  The dividend to be paid on the Common Stock on March 15, 2000, will be the 281st consecutive quarterly dividend paid by the Corporation. The dividend rate has been increased annually for 25 consecutive years. Historically, the Corporation has targeted approximately one-third of its income from continuing operations for dividends to stockholders.

Investor Services Program

  The Corporation, through its agent The Chase Manhattan Bank, offers an Investor Services Program. Features of the program include the ability to purchase initial shares of Hershey Foods Corporation Common Stock, as well as subsequent purchases, directly from our agent; dividend reinvestment on 10 shares or greater; automatic monthly deductions from a bank account for optional cash purchases; safekeeping of certificates; direct deposit of dividends; and an IRA option. For more information, contact:


The Chase Manhattan Bank                  www.chasemellon.com
c/o ChaseMellon Shareholder Services      To request enrollment materials,
P.O. Box 3338                             please call (800) 842-7629.
South Hackensack, NJ 07606-1938
(800) 851-4216


Stockholder Inquiries

  Questions relating to stockholder records, change of ownership, change of address and dividend payments should be sent to the Corporation's Transfer Agent, ChaseMellon Shareholder Services, whose address appears below.

Financial Information

  Security analysts, investment managers and stockholders should direct financial information inquiries to the Investor Relations contact listed below.

1999 Annual Report

  As in past years, we have published the 1999 Annual Report to Stockholders, consisting of Management's Discussion and Analysis and the Consolidated Financial Statements, as an appendix to the Corporation's Proxy Statement. While we have eliminated the glossy-style Annual Report (which contained the Letter to Stockholders now included with this publication), we have added a number of features to our corporate web site (www.hersheys.com) which provide information about various aspects of the Corporation's business. We invite you to visit this site at your leisure.

STOCKHOLDER INFORMATION


Executive Offices                         Independent Public Accountants

100 Crystal A Drive                       Arthur Andersen LLP
P. O. Box 810                             1345 Avenue of the Americas
Hershey, PA 17033-0810                    New York, NY 10105
(717) 534-4000
                                          Investor Relations Contact

                                          James A. Edris
Transfer Agent and Registrar              Director, Investor Relations
                                          100 Crystal A Drive
ChaseMellon Shareholder Services          P. O. Box 810
L.L.C.                                    Hershey, PA 17033-0810
Overpeck Centre                           (717) 534-7556
85 Challenger Road                        Email: jedris@hersheys.com
Ridgefield Park, NJ 07660
www.chasemellon.com
(800) 851-4216--Domestic Holders          Financial Information
(201) 329-8660--Foreign Holders           (800) 539-0261
(800) 231-5469--Hearing Impaired          www.hersheys.com
www.hersheys.com

  Hershey Foods Corporation's web site provides access to a wide variety of information including products, recipes, news releases, a plant tour, and consumer information. A principal feature of the web site is the Investor Information section which contains general financial information (i.e., Hershey's corporate overview, Mission Statement, product information, financial fundamentals, and current stock quotes) and archived information (i.e., historical financial releases, annual reports, dividends and stock prices). The site also provides analyst presentations for those interested in a more in-depth review of the Corporation's operations as presented by senior management to the financial community. Another interesting feature is the "email alert," which allows users to receive automatic updates informing them when new items such as calendar events, presentations, dividends, annual reports and SEC documents are added to the site.

www.chasemellon.com

  ChaseMellon Shareholder Services' web site offers tax reporting information; frequently asked tax questions; Dividend Reinvestment/Direct Stock Purchase Plan/Direct Deposit of Dividends enrollment materials; stock transfer instructions; account maintenance functions, such as address changes and Tax Identification Number changes; duplicate Forms 1099-DIV; account transcripts; dividend reinvestment statements; and an email address for general shareholder inquiries: shrrelations@chasemellon.com.


BOARD OF DIRECTORS
As of March 13, 2000
Kenneth L. Wolfe               John C. Jamison                  Audit Committee
Chairman of the Board and      Chairman of the Board
Chief Executive Officer        Mallardee Associates             John C. Jamison, Chair
                               Williamsburg, VA                 William H. Alexander
William H. Alexander                                            Allan Z. Loren
Administrator                  Allan Z. Loren                   Mackey J. McDonald
Family Business Program        Executive Vice President and
The Wharton School of the      Chief Information Officer        Committee on Directors
University of Pennsylvania     American Express Company         and Corporate Governance
Philadelphia, PA               New York, NY
                                                                John M. Pietruski, Chair
Robert H. Campbell             Mackey J. McDonald               William H. Alexander
Chairman of the Board and      Chairman of the Board,           Bonnie Guiton Hill
Chief Executive Officer        Chief Executive Officer and      Kenneth L. Wolfe
Sunoco, Inc.                   President
Philadelphia, PA               VF Corporation                   Compensation and
                               Greensboro, NC                   Executive Organization
C. McCollister Evarts, M.D.                                     Committee
Chief Executive Officer        Michael F. Pasquale
The Milton S. Hershey          Executive Vice President         Robert H. Campbell, Chair
Medical Center                 and Chief Operating Officer      C. McCollister Evarts, M.D.
Senior Vice President for                                       John C. Jamison
Health Affairs and Dean        John M. Pietruski                Mackey J. McDonald
The Pennsylvania State         Chairman of the Board
University                     Texas Biotechnology              Executive Committee
College of Medicine            Corporation
Hershey, PA                    Houston, TX                      Kenneth L. Wolfe, Chair
                                                                Michael F. Pasquale
Bonnie Guiton Hill
President and Chief
Executive Officer
The Times Mirror Foundation
Senior Vice President
The Los Angeles Times
Los Angeles, CA

                               [MAP OF HERSHEY]

[LOGO OF HERSHEY FOODS CORPORATION]

                  This map will help you find your way to the
               Hershey Theatre (located on East Caracas Avenue)
                 and HERSHEY'S CHOCOLATE WORLD visitors center
                            (located on Park Blvd.)
                             Hershey, Pennsylvania

HERSHEY FOODS CORPORATION
CLASS B COMMON STOCK

                                                      This Proxy is Solicited on
                                                         Behalf of the Board of
                                                               Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 2000, appoints K.L. Wolfe and R.M. Reese and each of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Class B Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 25, 2000, at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Class B Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to ten votes for each such share held. If no direction is made, the proxy will be voted FOR the election of the eight nominees for Director listed on the reverse side and FOR the approval of Arthur Andersen LLP as the Corporation's independent public accountants for 2000.

                    This proxy is continued on reverse side.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2

Item 1. Election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class:
        W. H. Alexander; R. H. Campbell; C. M. Evarts, M.D.; B. Guiton Hill;
        J. C. Jamison; M. F. Pasquale; J. M. Pietruski; K. L. Wolfe.

        [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY for all nominees

To withhold authority to vote for any individual nominee, write the nominee's name in the space below:




Item 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 2000.

                                                         FOR   AGAINST   ABSTAIN
                                                         ---   -------   -------
                                                         [ ]     [ ]        [ ]

In their discretion, the Proxies are authorized to vote for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.



Dated:___________________________, 2000              ___________________________
                                                            Signature


                                                     ---------------------------
                                                            Signature




Please mark, sign [exactly as name(s) appears above], and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

PROXY

HERSHEY FOODS CORPORATION                      This Proxy is Solicited on
                                            Behalf of the Board of Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 2000, appoints K.L. Wolfe and R.M. Reese, and each of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 25, 2000, at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to one vote for each such share held. If no direction is made, the proxy will be voted FOR the election of the ten nominees for Director and FOR the approval of Arthur Andersen LLP as the Corporation's independent public accountants for 2000.

         The Board of Directors recommends a vote "FOR" Items 1 and 2.

Item 1. Election of A.Z. Loren and M.J. McDonald as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class: W.H. Alexander; R.H. Campbell; C.M. Evarts, M.D.; B. Guiton Hill; J.C. Jamison; M.F. Pasquale; J.M. Pietruski; K.L. Wolfe.
                                                      (Item 1 continued on back)

[_] FOR all nominees       [_] WITHHOLD AUTHORITY to vote for all nominees

 To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

                                                            FOR AGAINST ABSTAIN
                                                            --- ------- -------
 Item 2. Approval of Arthur Andersen LLP as the             [_]   [_]     [_]
         Corporation's independent public accountants for
         2000.

In their discretion, the Proxies are authorized to vote for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

                                           ____________________________________
                                           Signature                    Date

                                           ____________________________________
                                           Signature                    Date

Please mark, sign [exactly as name(s) appears above], and date this card and mail promptly in the postage-paid, return envelope provided.

--------------------------------------------------------------------------------

                           HERSHEY FOODS CORPORATION
          This Proxy is Solicited on Behalf of the Board of Directors.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 2000, appoints K.L. Wolfe and R.M. Reese and each of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 25, 2000, at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

  The shares of Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to one vote for each such share held. If no direction is made, the proxy will be voted FOR the election of the ten nominees for Director and FOR the approval of Arthur Andersen LLP as the Corporation's independent public accountants for 2000. Except with regard to voting separately as a class on the election of Messrs. Loren and McDonald, shares of the Common Stock will vote together with shares of the Class B Common Stock without regard to class.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE FOLLOW THE TELEPHONE VOTING INSTRUCTIONS OR SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.
--------------------------------------------------------------------------------

                               VOTE BY TELEPHONE
                         QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number which is located in the box in the lower right-hand corner of the admission ticket on the reverse side.

--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on All proposals: press
           1.
--------------------------------------------------------------------------------
              When asked, please confirm your vote by pressing 1.
--------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------
   Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
               To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
   Proposal 2: To vote FOR, press 1; AGAINST press 9; ABSTAIN, press 0.
              When asked, please confirm your vote by pressing 1.
--------------------------------------------------------------------------------
PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTE BY PHONE.
--------------------------------------------------------------------------------

Call ** Toll Free ** On a Touch Tone Telephone
         1-800-840-1208  ANYTIME
   There is NO CHARGE to you for this call.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                [X]  Please mark
                                                                      your votes
                                                                        this way

                                                                      WITHHOLD
                                                          FOR all     AUTHORITY
                                              FOR all     Nominees     for all
The Board of Directors recommends a vote      Nominees     Except*     Nominees
"FOR" Items 1 and 2.

Item 1. Election of 01 A.Z. Loren and 02        [_]         [_]          [_]
M.J. McDonald as Directors by holders of
the Common Stock voting as a class; and
election of the following as Directors by
holders of the Common Stock and the Class
B Common Stock voting together without
regard to class: 03 W.H. Alexander;
04 R.H. Campbell; 05 C.M. Evarts, M.D.;
06 B. Guiton Hill; 07 J.C. Jamison;
08 M.F. Pasquale; 09 J.M. Pietruski;
10 K.L. Wolfe.
*Exceptions:
            ------------------------------
                                                For       Against      Abstain
Item 2. Approval of Arthur Andersen LLP as      [_]         [_]          [_]
the Corporation's independent public
accountants for 2000.
--------------------------------------------------------------------------------
In their discretion, the Proxies are           If you plan to attend the
authorized to vote for a substitute should     Annual Meeting, please mark
any nominee become unavailable for election    the Will Attend block.
and upon such other business as may                                    WILL
properly come before the meeting.                                     ATTEND
                                                                        [_]

Signature(s)                                               Date     , 2000
            ------------------------------------------          ----
Please follow the telephone voting instructions on the reverse side or mark, sign [exactly as name(s) appears above], and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
--------------------------------------------------------------------------------

                                   [COUPON]

--------------------------------------------------------------------------------

                              [ADMISSION TICKET]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                 [X] Please mark
                                                                      your votes
                                                                        this way


The Board of Directors recommends a vote                                WITHHOLD
"FOR" Items 1 and 2.                                       FOR all     AUTHORITY
                                               FOR all     Nominees     for all
Item 1. Election of 01 A.Z. Loren and          Nominees     Except*    Nominees
02 M.J. McDonald as Directors by holders
of the Common Stock voting as a class;           [_]          [_]         [_]
and election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class: 03 W.H. Alexander;
04 R.H. Campbell; 05 C.M. Evarts, M.D.;
06 B. Guiton Hill; 07 J.C. Jamison;
08 M.F. Pasquale; 09 J.M. Pietruski;
10 K.L. Wolfe.

                                                 For        Against     Abstain
*Exceptions:                                     [_]          [_]         [_]
     ---------------------------------------
Item 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 2000.

--------------------------------------------------------------------------------
In its discretion, the Trustee is authorized to vote for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

      Signature(s)                                           Date    , 2000
                   ------------------------------------           ---
Please follow the telephone voting instructions below or mark, sign [exactly as name(s) appears above], and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
-------------------------------------------------------------------------------

                               VOTE BY TELEPHONE

                         QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number which is located in the box in the lower right-hand corner of this form.
--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
            press 1.
--------------------------------------------------------------------------------
             When asked, please confirm your vote by pressing 1.
--------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------
   Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
               To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
   Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
              When asked, please confirm your vote by pressing 1.
--------------------------------------------------------------------------------
        PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTE BY PHONE.
--------------------------------------------------------------------------------

Call ** Toll Free ** On a Touch Tone Telephone
          1-800-840-1208 ANYTIME
   There is NO CHARGE to you for this call.

-------------------------------------------------------------------------------


                           HERSHEY FOODS CORPORATION
              EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN

   This Voting Instruction is Solicited on Behalf of the Board of Directors.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 2000, instructs American Express Trust Company*, as Trustee, to represent and vote all of the shares of Common Stock of Hershey Foods Corporation which are credited to my account under the above Plan at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 25, 2000, or at any adjournment thereof.

  The shares of Common Stock represented by this proxy will be voted by the Trustee in the manner directed. If no direction is given, or is received by the Trustee after April 18, 2000, the shares in the Employee Savings Stock Investment and Ownership Plan (ESSIOP) will be voted by the Trustee in the same proportion as the final aggregate vote of the Plan participants actually voting on the matter. Except with regard to voting separately as a class on the election of Messrs. Loren and McDonald, shares of the Common Stock will vote together with shares of the Class B Common Stock without regard to class.

         THIS VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
PLEASE FOLLOW THE TELEPHONE VOTING INSTRUCTIONS OR SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.
      * American Express Trust Company, Trustee, has appointed ChaseMellon
                Shareholder Services as agent to tally the vote.

--------------------------------------------------------------------------------

[LOGO OF HERSHEY FOODS]                                Hershey Foods Corporation
                                                       100 Crystal A Drive
                                                       P.O. Box 810
                                                       Hershey, PA 17033-0810
                                                       Phone: (717) 534-4000
                                                       Fax: (717) 534-6760
                                                       www.hersheys.com



                                                 March 13, 2000


TO: FELLOW PARTICIPANTS IN HERSHEY'S EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN (ESSIOP)


     In preparation for the 2000 Annual Meeting of Stockholders, I am pleased to provide to you a proxy card and the Proxy Statement and 1999 Annual Report to Stockholders. The proxy card and Proxy Statement explain the items upon which you are voting, and the proxy card also provides instructions on the two methods available to cast your vote. Voting by telephone is simple, convenient and immediate, and the instructions on the proxy card will guide you through that process. If you prefer the more conventional method of voting, you can mark, sign and return the proxy card in the enclosed, postage-paid envelope. Your completed card must be received by April 18, 2000 in order to be tallied.

     Please note that if you own shares through the Hershey Employee Stock Purchase Plan (HESPP), you will receive a separate proxy card from ADP for voting those shares.

     If you have any questions, you may call the Law Department at (717)
     534-4290.

     I urge you to have the shares being held for you voted at the Annual Meeting of Stockholders on April 25, 2000.

     Remember, your vote is important. Thank you.
                         --

                                            Sincerely,


                                            /s/ Kenneth L. Wolfe

                                            Kenneth L. Wolfe
                                            Chairman and Chief Executive Officer

Enclosures

[LOGO OF HERSHEY FOODS]                                Hershey Foods Corporation
                                                       100 Crystal A Drive
                                                       P.O. Box 810
                                                       Hershey, PA 17033-0810
                                                       Phone: (717) 534-4000
                                                       Fax: (717) 534-6760
                                                       www.hersheys.com



                                                 March 13, 2000


TO: FELLOW PARTICIPANTS IN HERSHEY'S EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN (ESSIOP)

     I am pleased to provide to you a proxy card which explains the items to be voted upon at this year's Annual Meeting of Stockholders on April 25, 2000. The card provides instructions on two methods available to cast your vote. Voting by telephone is simple, convenient and immediate, and the instructions on the proxy card will guide you through that process. If you prefer the more conventional method of voting, you can mark, sign and return the proxy card in the enclosed, postage-paid envelope. Your completed card must be received by April 18, 2000 in order to be tallied.

     This mailing of the proxy card to ESSIOP participants has been designed to eliminate the duplicate mailing of the Proxy Statement and Annual Report to Stockholders to those employees who will receive them as registered stockholders.

     Please note that if you own shares through the Hershey Employee Stock Purchase Plan (HESPP), you will receive a separate proxy card from ADP for voting those shares.

     If you have any questions, you may call the Law Department at (717)
     534-4290.

     I urge you to have the shares being held for you voted at the Annual Meeting of Stockholders on April 25, 2000.

     Remember, your vote is important. Thank you.
                         --

                                        Sincerely,


                                        /s/ Kenneth L. Wolfe
                                            Kenneth L. Wolfe
                                            Chairman and Chief Executive Officer

Enclosure